LIMITED LIABILITY COMPANY AGREEMENT

OF

MORNING EAGLE DEVELOPMENT LLC

LIMITED LIABILITY COMPANY AGREEMENT

OF

MORNING EAGLE DEVELOPMENT LLC

TABLE OF CONTENTS

i

1.35	Defaulting Member Approval Rights	5
1.36	Designated Representative(s)	5
1.37	Development Budget	5
1.38	Development Management Agreement	5
1.39	Development Manager	5
1.40	Development Plan	5
1.41	Disbursement Request	5
1.42	Electing Member	5
1.43	Election	5
1.44	Election Date	5
1.45	Excess Amount	5
1.46	Failure Notice	5
1.47	FMV	6
1.48	Forced Sale	6
1.49	Forced Sale Notice	6
1.50	Forced Sale Price	6
1.51	Forced Sale Right	6
1.52	Forced Sale Value	6
1.53	Gross Negligence	6
1.54	GVI Affiliate	6
1.55	HILP	6
1.56	Hines Affiliate	6
1.57	Infrastructure Costs	7
1.58	Initiating Member	7
1.59	Interest	7
1.60	Investor Affiliate	7
1.61	Land Agreement	7
1.62	Land Note	7
1.63	Liquidating Member	7
1.64	Manager	7
1.65	Master Development Agreement	7
1.66	Member Loan	7
1.67	Member Nonrecourse Debt	8
1.68	Member Nonrecourse Debt Minimum Gain	8
1.69	Member Nonrecourse Deductions	8
1.70	Members	8
1.71	Members' Total Outstanding Capital Amount	8
1.72	Minimum Gain	8
1.73	Monetary Default	8
1.74	Net Income	8
1.75	Net Loss	8
1.76	Non-Defaulting Member	9
1.77	Non-Electing Member	9
1.78	Nonrecourse Deductions	9
1.79	Operating Shortfall	9
1.80	Outstanding Capital Contribution	9
1.81	Person	9

ii

1.82	Plans	9
1.83	Pledge	9
1.84	Price	9
1.85	Prime Rate	9
1.86	Project	9
1.87	Project Capital Commitment	9
1.88	Project Costs	10
1.89	Project Land	10
1.90	Projected Gross Residential Revenue	10
1.91	Receiving Member	11
1.92	Regulations	11
1.93	Regulatory Allocations	11
1.94	ROFO	11
1.95	Special Party	11
1.96	Target Amount	11
1.97	Transfer	11
1.98	Vertical Development	11
1.99	Vertical Ownership Percentage	11
1.100	Village Core	11
1.101	WSI	11

ARTICLE II	THE COMPANY	11
2.1	Purpose of the Company	11
2.2	Company Name and Office	12
2.3	Manager	12
2.4	BMDC	12
2.5	Term of the Company	12
2.6	Fictitious Name Certificates	12
2.7	Title to Property	12
2.8	Registered Office and Agent	12
2.9	Qualification	12

ARTICLE II	CAPITALIZATION AND FINANCING	12
3.1	Contribution of Certain Property; Assumption of Land Note	12
3.2	Capital Contributions Incident to the Project	13
3.3	Capital Contributions Incident to Operations	14
3.4	Wire Transfer	15
3.5	Failure of a Member to Satisfy Monetary Obligations	15
3.6	Member Loans	17

ARTICLE IV	RIGHTS THE COMPANY	17
4.1	Management	17
4.2	Manager	17
4.3	Preparation and Filing of Tax Returns and Required Tax Elections	18
4.4	Safekeeping of Company Assets	19
4.5	Contracts with GVI and Affiliates of GVI	19
4.6	Permissible Activities of the Members	19

iii

4.7	Exculpation of Manager	20
4.8	Meetings of the Members	20

ARTICLE V	RIGHTS AND OBLIGATIONS OF THE MEMBERS	23
5.1	Limited Liability	23
5.2	Examination of the Company Records	23
5.3	Reliance on Authority of Person Signing Agreement; Designated
	Representatives	23

ARTICLE VI	MAINTENANCE OF CAPITAL ACCOUNTS;	25

ARTICLE VI	ALLOCATION OF COMPANY NET INCOME, NET GAIN AND NET LOSS;	25
	DISTRIBUTION OF NET CASH FLOW
6.1	Capital Accounts	25
6.2	Allocation of Net Income and Net Loss	26
6.3	Limitations and Qualifications Regarding Special Allocations	27
6.4	Contributed Property	28
6.5	Allocation of Items with Respect to Interests Transferred	29
6.6	Distribution of Company Available Cash Flow	29

ARTICLE VI	ASSIGNABILITY	29
7.1	Transfers and Pledges	29
7.2	Additional Covenants Concerning Transfers	31
7.3	Admission as Substituted Member	31

ARTICLE VI	ACCOUNTING PROCEDURE	31
8.1	Fiscal Year	31
8.2	Books of Account	31
8.3	Annual Reports	32
8.4	The Development Budget, the Development Plan and the Annual Plan	32

ARTICLE IX	DURATION AND DISSOLUTION	33
9.1	Dissolution	33
9.2	Liquidation	33
9.3	Liquidation of a Member's Interest	34

ARTICLE X	COMPENSATION AND FEES	34
10.1	Management Fee	34
10.2	Reimbursement of Expenses	34

ARTICLE XI	BUY-SELL PROCEDURES/FORCED SALE	34
11.1	Buy-Sell Right	34
11.2	Forced Sale	35
11.3	Closing	37
11.4	Default by Purchasing Member	38
11.5	Default by Non-purchasing Member	39
11.6	Liability After Closing	39
11.7	Limitation on Exercise	39

iv

11.8	No Assignment	40
11.9	Release of Liability	40

ARTICLE XI	DEFAULTING EVENT REMEDIES	40
12.1	Election to Purchase Defaulting Member's Interest	40
12.2	Purchase Price of Defaulting Member's Interest	40
12.3	Suspension of Rights	41
12.4	Grant of Security Interest	41
12.5	Remedies Exclusive	41

ARTICLE XI	MISCELLANEOUS PROVISIONS	42
13.1	Entire Contract	42
13.2	Notices	42
13.3	Nature of Interest	43
13.4	Execution in Counterparts	43
13.5	Severability	43
13.6	Modification, Termination and Waiver	43
13.7	Waivers	44
13.8	Headings	44
13.9	Rights and Remedies Cumulative	44
13.10	Waiver of Right to Partition	44
13.11	Heirs, Successors, and Assigns	44
13.12	Governing Law	44
13.13	Estoppel Certificates	44
13.14	Further Assurances	44
13.15	Attorneys' Fees	44
13.16	Captions	44
13.17	Pronouns	45
13.18	Recalculation of Interest	45
13.19	Confidentiality; Publicity	45
13.20	Waiver of Jury Trial	45
13.21	General Exculpation	45
13.22	No Third-Party Beneficiaries	46
13.23	No Consequential Damages	46
13.24	Exhibits	46
13.25	Days	46

v

LIMITED LIABILITY COMPANY AGREEMENT

FOR

MORNING EAGLE DEVELOPMENT LLC

          THIS LIMITED LIABILITY COMPANY AGREEMENT OF MORNING EAGLE DEVELOPMENT LLC (the “Company”) entered into as of the ____ day of May, 2002, by and between Glacier Village Investors LLC (“GVI”), and Big Mountain Development Corporation, a Montana corporation (“BMDC”).

W I T N E S S E T H:

          WHEREAS, GVI and BMDC hereby agree to form the Company as a limited liability company pursuant to and subject to the Act;

          WHEREAS, a Certificate of Formation of the Company has been filed with the Secretary of State of the State of Delaware; and

          WHEREAS, the parties desire to provide for the orderly management of the Company;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     1.1 Act. “Act” shall mean the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6,ss. 18-101, et seq., as from time to time amended.

     1.2 Adjusted Capital Account Deficit. “Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) crediting to such Capital Account any amounts that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations sections 1.704-1(b)(2)(ii)(b)(3), 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1), and 1.704-2(i)(5), and (ii) debiting to such Capital Account the items described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5), and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     1.3 Adjustment Percentage. “Adjustment Percentage” shall mean, in the case of the reduction in the Defaulting Member’s interest in the Company pursuant to Section 3.5(a)(ii) of this Agreement, a fraction, expressed as a percentage, the numerator of which is the Defaulted Portion of the Defaulting Member’s Interest in the Company and the denominator of which is the Defaulting Member’s VerticalOwnership Percentage (determined immediately prior to the Non-Defaulting Member’s purchase).

     1.4 Affiliate. “Affiliate” shall mean a BMDC Affiliate or a GVI Affiliate, as applicable.

     1.5 Agreement. “Agreement” shall mean this Limited Liability Company Agreement, as amended from time to time.

     1.6 Amenities. “Amenities” means the open areas, plazas, landscaped areas and other portions of the Village Core available for the common use and enjoyment of all owners and users of improvements that an Affiliate of GVI or BMDC develops within the Village Core.

     1.7 Annual Plan. “Annual Plan” shall have the meaning set forth in Section 8.4(b) of this Agreement.

     1.8 Approval of the Members. “Approval of the Members” shall have the meaning set forth in Section 4.8(e).

     1.9 Bankruptcy. “Bankruptcy” of a person shall be deemed to have occurred upon the happening of any of the following: (i) the filing by such person of an application for, or a consent to, the appointment of a trustee for such person’s assets; (ii) the filing by such person of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due; (iii) the making by the person of a general assignment for the benefit of creditors; (iv) the filing by the person of an answer admitting the material allegations of, or its consenting to or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding; (v) the entry of an order, judgment, or decree by any court of competent jurisdiction adjudicating the person a bankrupt or appointing a trustee of its assets, and such order, judgment, or decree continues unstayed and in effect for a period of 90 days; or (vi) if any petition for same shall be filed against a person and such petition is not dismissed within 120 days.

     1.10 BMDC Affiliate. “BMDC Affiliate” means WSI or any other entity owned or controlled, directly or indirectly, by WSI or BMDC.

     1.11 Buy-Sell Period. “Buy-Sell Period” shall mean the period commencing five (5) years afterthe Completion Date for the Project and ending two (2) years after such commencement date.

     1.12 Buy-Sell Right. “Buy-Sell Right” shall have the meaning set forth in Section 11.1 of this Agreement.

     1.13 Capital Account. “Capital Account” shall mean a financial account to be established and maintained by the Company for each Member as computed from time to time in accordance with Section 6.1 hereof. A transferee of a Member’s Interest shall succeed to the transferor’s Capital Account with respect to the transferred Interest.

2

     1.14 Capital Contribution. “Capital Contribution” shall mean, with respect to any Member, any cash or property contribution (other than the Project Land) made by the Member pursuant to this Agreement.

     1.15 Capital Return Percentages. “Capital Return Percentages” shall mean, at any point in time:

(1)	in the case of GVI, 100% multiplied by a fraction, the numerator of which is the amount of GVI’s Outstanding Capital Contributions, and the denominator of which is the Members’ Total Outstanding Capital Amount, and

(2)	in the case of BMDC, 100% multiplied by a fraction the numerator of which is the amount of BMDC’s Outstanding Capital Contributions, and the denominator of which is the Members’ Total Outstanding Capital Amount.

     1.16 Closing Date. “Closing Date” shall have the meaning set forth in Section 11.3 of this Agreement.

     1.17 Closing Sum. “Closing Sum” shall have the meaning set forth in Section 11.1 of this Agreement.

     1.18 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

     1.19 Commencement of Construction. “Commencement of Construction” shall mean the date the notice (or other authorization) is given by the Company to the general contractor to commence construction of the Project.

     1.20 Company. “Company” is defined in the Preamble.

     1.21 Company Assets. “Company Assets” shall mean all interests, properties and rights of any kind owned by the Company.

     1.22 Company Available Cash Flow. “Company Available Cash Flow” shall mean, with respect to the Company, the excess of (i) all revenues and receipts of the Company from all sources for the period in question, determined in accordance with the cash receipts and disbursements method of accounting, including any amounts expended from the working capital reserve and replacement reserve accounts of the Company (whether utilized to pay costs and expenditures of the Company or distributed to the Members thereof), but excluding any Capital Contributions, over (ii) all expenditures for the period in question, determined in accordance with the cash receipts and disbursements method of accounting (including all cash operating expenses and capital expenditures) other than debt service payments and deposits to the Company’s reserve accounts (including reserves for taxes and insurance).

     1.23 Completion Date. “Completion Date” shall mean the date (i) the Project architect certifies that the Construction Contractor has substantially completed all the construction work, including but not limited to satisfactory operation of all equipment, other than correction of all punch list items to the satisfaction of Owner, and (ii) to the extent required by applicable laws, occupancy or use of the Project is permitted pursuant to temporary certificates of occupancy or comparable approvals from the city and county governments, or other authority having jurisdiction for which the Construction Contractor is responsible.

     1.24 Construction Contract. “Construction Contract” means the general construction contract entered into by the Company with a general contractor for construction of the Project.

     1.25 Construction Contractor. “Construction Contractor” means the general contractor under the Construction Contract.

     1.26 Construction Financing. “Construction Financing” means any loan or other borrowings by the Company, in accordance with the Development Plan, for the predevelopment and/or development of the Project, which is secured, in whole or in part, by Company Assets.

     1.27 Contribution Percentage. “Contribution Percentage” shall mean 0% as to BMDC and 100% as to GVI.

     1.28 Cumulative Net Income. “Cumulative Net Income” shall mean the excess of (i) the Net Income (other than Net Income of the Company allocated pursuant to Section 6.2.1(a)(i) and (ii)) previously allocated to the Members, over (ii) the Net Loss previously allocated to the Members.

     1.29 Cumulative Net Loss. “Cumulative Net Loss” shall mean the excess of (i) the Net Loss previously allocated to the Members, over (ii) the Net Income previously allocated to the Members (other than Net Income of the Company allocated pursuant to Section 6.2.1(a)(i) and (ii)).

     1.30 Default Fraction. “Default Fraction” shall mean, in the case of the reduction in the Defaulting Member’s Interest in the Company pursuant to Section 3.5(a)(ii) of this Agreement, the lesser of (i) 1.0 or (ii) a fraction, the numerator of which is the product of 1.0 multiplied by the amount of the Monetary Default in question and the denominator of which is the sum of the Monetary Default in question and the Defaulting Member’s Capital Contributions which have theretofore been made to the Company.

     1.31 Defaulted Portion. “Defaulted Portion” shall have the meaning set forth in Section 3.5(a)(ii) of this Agreement.

     1.32 Defaulting Event. “Defaulting Event” means (i) a Member’s withdrawal as a Member from the Company in willful and intentional breach of Section 9.1(b), (ii) the fraud, Gross Negligence or intentional or willful misconduct of either Member, (iii) the Transfer by a Member of all or any part of its Interest in willful and intentional breach of Sections 7.1 and 7.2, or (iv) a Member’s Bankruptcy.

     1.33 Defaulting Member. “Defaulting Member” shall mean a Member with respect to which a Defaulting Event occurs or which commits a Monetary Default.

     1.34 Defaulting Member Loan. “Defaulting Member Loan” shall have the meaning set forth in Section 3.5(a)(iv) of this Agreement.

     1.35 Defaulting Member Approval Rights. “Defaulting Member Approval Rights” shall have the meaning set forth in Section 3.5(a)(iii).

     1.36 Designated Representative(s). “Designated Representative(s)” shall have the meaning set forth in Section 5.3(b) of this Agreement.

     1.37 Development Budget. “Development Budget” means the Development Budget with respect to the Project included as part of the Development Plan approved as provided in Section 8.4, as such budget may, from time to time, be amended in accordance with this Agreement and the Development Management Agreement.

     1.38 Development Management Agreement. “Development Management Agreement” shall mean the Development Management Agreement entered into by Company and Development Manager pursuant to Section 10.1, as amended or supplemented from time to time.

     1.39 Development Manager. “Development Manager” shall mean HILP or any other Person retained in accordance with the terms of this Agreement to manage the development of the Project.

     1.40 Development Plan.“Development Plan” means the Development Plan for the Project approved in accordance with the Master Development Plan, as such plan is amended from time to time, in accordance with this Agreement.

     1.41 Disbursement Request.“Disbursement Request” means a requisition submitted from time to time to the Company by the Development Manager to fund costs incurred in connection with predevelopment, development, construction and marketing activities of the Project pursuant to the Development Plan and the Development Management Agreement and which shall state the date on which the funds requested are to be contributed (or loan proceeds drawn), which date shall not be less than five (5) business days following the receipt of such Disbursement Request by the Company.

     1.42 Electing Member. “Electing Member” shall have the meaning set forth in Section 11.1 of this Agreement.

     1.43 Election. “Election” shall have the meaning set forth in Section 11.2(c) of this Agreement.

     1.44 Election Date. “Election Date” shall have the meaning set forth in Section 11.2(c) of this Agreement.

     1.45 Excess Amount. “Excess Amount” shall have the meaning set forth in Section 6.6(d) of this Agreement.

     1.46 Failure Notice. “Failure Notice” shall have the meaning set forth in Section 11.1(c) of this Agreement.

     1.47 FMV. “FMV” shall mean fair market value determined in accordance with the appraisal or arbitration procedure described in Exhibit B hereto.

     1.48 Forced Sale. “Forced Sale” shall have the meaning set forth in Section 11.2(a) of this Agreement.

     1.49 Forced Sale Notice. “Forced Sale Notice” shall have the meaning set forth in Section 11.2(a) of this Agreement.

     1.50 Forced Sale Price. “Forced Sale Price” shall have the meaning set forth in Section 11.2(b) of this Agreement.

     1.51 Forced Sale Right. “Forced Sale Right” shall have the meaning set forth in Section 11.2(a) of this Agreement.

     1.52 Forced Sale Value. “Forced Sale Value” shall have the meaning set forth in Section 11.2(e) of this Agreement.

     1.53 Gross Negligence. “Gross Negligence” shall mean a Member’s failure, through act or omission, to perform a material duty specifically set forth herein in reckless disregard of the consequences thereof.

     1.54 GVI Affiliate. “GVI Affiliate” shall mean a Hines Affiliate or an Investor Affiliate, or any Person under the Control of a Hines Affiliate, an Investor Affiliate, or a combination of one or more of a Hines Affiliate and an Investor Affiliate. For purposes of this Section 1.54,“Control” , as used with respect to any designated Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person. Persons under common control shall be deemed to Control each other. Without limiting the foregoing, any general partner of a partnership shall be deemed to control such partnership, and any manager or managing member of a limited liability company shall be deemed to control such limited liability company.

     1.55 HILP. “HILP” shall mean Hines Interests Limited Partnership, a Delaware limited partnership, or any successor to all or substantially all of the assets of such entity.

     1.56 Hines Affiliate. “Hines Affiliate” means any one or more of (i) Jeffrey C. Hines, his spouse and his children (including, without limitation, children by adoption); (ii) Gerald D. Hines, his spouse and his children (including, without limitation, children by adoption); (iii) a trust, all the vested beneficiaries of which are persons described in (i) and (ii) of this definition; (iv) a general or limited partnership, in which the only general partners are Gerald D. Hines, Jeffrey C. Hines, a trust described in (iii) or an entity or party described in one of the other items of this definition; (v) a limited liability company in which the only managing members are one or more of Gerald D. Hines, Jeffrey C. Hines, a trust described in (iii), or an entity described in one of the other items of this definition; (vi) a corporation all the stock of which is owned, directly or indirectly, by persons, entities or parties referred to in this definition; (vii) HILP; (viii) in the case of the deaths of both Gerald D. Hines and Jeffrey C. Hines, the estate of either of them or the issue (including, without limitation, children by adoption and grandchildren), brothers, sisters and spouses of issue of Jeffrey C. Hines; and (ix) any other entity owned or controlled, directly or indirectly, by an entity or person described in one of the other items of this definition.

     1.57 Infrastructure Costs. “Infrastructure Costs” means the costs of installing streets, roads, utilities and other service facilities (e.g., parking, common garbage collection facilities) and common recreational facilities available for all users of the Village Core to provide utilities and services for improvements or users of improvements developed (or planned to be developed).

     1.58 Initiating Member. “Initiating Member” shall have the meaning set forth in Section 11.2(a) of this Agreement.

     1.59 Interest. “Interest” means, as to any Member, all of the Member’s interest in the Company, including any and all benefits to which the holder of an interest in the Company may be entitled as provided in this Agreement and under the Act, together with all obligations of the Member to comply with the terms and provisions of this Agreement (including the Member’s Project Capital Commitment).

     1.60 Investor Affiliate. “Investor Affiliate” shall mean any Person under the Control of any member (other than a member which is a Hines Affiliate) of GVI. For purposes of this Section 1.60, “Control” , as used with respect to any designated Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person. Persons under common control shall be deemed to Control each other. Without limiting the foregoing, any general partner of a partnership shall be deemed to control such partnership, and any manager or managing member of a limited liability company shall be deemed to control such limited liability company.

     1.61 Land Agreement. “Land Agreement” shall mean that certain Agreement for Sale and Purchase of Land dated as of May __, 2001, between HILP and WSI, as amended by mutual agreement of HILP and WSI from time to time.

     1.62 Land Note. “Land Note” shall mean the Vertical Land Note (whether one or more), in the original principal amounts of $920,610.00 [$980,000.00 discounted at AFR of 4.5% based on projected payoff schedule; subject to changes in AFR], payable to WSI and given as consideration for the purchase of the Project Land.

     1.63 Liquidating Member. “Liquidating Member” shall have the meaning set forth in Section 9.3 of this Agreement.

     1.64 Manager. “Manager” shall mean GVI or any other Member that succeeds GVI in such capacity pursuant to the terms hereof.

     1.65 Master Development Agreement. “Master Development Agreement” shall mean that certain Master Development Agreement dated as of March 12, 2001, by and among HILP, BMDC and WSI, as amended from time to time.

     1.66 Member Loan. “Member Loan” shall mean a loan made by a Member to the Company pursuant to the provisions of Section 3.6 hereof.

     1.67 Member Nonrecourse Debt. “Member Nonrecourse Debt” shall have the meaning ascribed to the term “partner nonrecourse debt” in Regulations section 1.704-2(b)(4).

     1.68 Member Nonrecourse Debt Minimum Gain. “Member Nonrecourse Debt Minimum Gain” shall have the meaning ascribed to the term “partner nonrecourse debt minimum gain” in Regulations section 1.704-2(i)(2).

     1.69 Member Nonrecourse Deductions. “Member Nonrecourse Deductions” shall mean any item of partnership loss, deduction, or expenditure under section 705(a)(2)(B) of the Code that is attributable to a Member Nonrecourse Debt, as determined pursuant to Regulations section 1.704-2(i)(2).

     1.70 Members. “Members” shall mean GVI, BMDC and their successors and assigns, any one of which may be referred to individually as a “Member.”

     1.71 Members’ Total Outstanding Capital Amount. “Members’ Total Outstanding Capital Amount” shall mean the sum of the Outstanding Capital Contributions of all the Members.

     1.72 Minimum Gain. “Minimum Gain” shall have the meaning set forth in Regulations section 1.704-2(d)(1) and shall mean the amount determined by (i) computing for each nonrecourse liability of the Company any gain the Company would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability and (ii) aggregating the separately computed gains. If, pursuant to Regulations sections 1.704-1(b)(2)(iv)(d) or 1.704-1(b)(2)(iv)(f), Company property is properly reflected on the books of the Company at a book value that differs from the adjusted tax basis of such property, the calculation of Minimum Gain pursuant to the preceding sentence shall be made by reference to such book value. For purposes hereof, a liability of the Company is a nonrecourse liability to the extent that no Member or related person bears the economic risk of loss for that liability within the meaning of Regulations section 1.752-2.

     1.73 Monetary Default. “Monetary Default” shall mean, with respect to the Company, the failure by any Member to make any Capital Contribution that such Member is required to make pursuant to Sections 3.2 or 3.3 of this Agreement, which failure is not cured within 10 business days of the actual receipt or refusal of service of written notice of demand from the Non-Defaulting Member for payment of such defaulted amount.

     1.74 Net Income. “Net Income” shall mean for a taxable year of the Company or other period the excess of (i) the income and gain of the Company for such year or period determined in accordance with the accounting principles described in Section 8.2, over (ii) the deductions and losses of the Company for such year or period determined in accordance with the accounting principles described in Section 8.2.

     1.75 Net Loss. “Net Loss” shall mean for a taxable year of the Company or other period the excess of (i) the deductions and losses of the Company for such year or period determined in accordance with the accounting principles described in Section 8.2, over (ii) the income and gain of the Company for such year or period determined in accordance with the accounting principles described in Section 8.2.

     1.76 Non-Defaulting Member. “Non-Defaulting Member” shall mean a Member other than a Defaulting Member.

     1.77 Non-Electing Member. “Non-Electing Member” shall have the meaning set forth in Section 11.1 of this Agreement.

     1.78 Nonrecourse Deductions. “Nonrecourse Deductions” shall have the meaning ascribed to such term in Regulations section 1.704-2(b)(1).

     1.79 Operating Shortfall. “Operating Shortfall” shall have the meaning set forth in Section 3.3(a) of this Agreement.

     1.80 Outstanding Capital Contribution. “Outstanding Capital Contribution” shall mean the excess of (i) the aggregate amount of a Member’s Capital Contributions pursuant to Article III, over (ii) the aggregate amount previously distributed to such Member pursuant to Section 6.6(b).

     1.81 Person. “Person” shall mean an individual, a trust, an estate, a governmental entity or subdivision, a partnership, a corporation, a joint venture, a company, a limited liability company, a firm or any other entity whatsoever.

     1.82 Plans. “Plans” shall mean the plans, specifications, drawings and other materials which describe, in appropriate detail at the time, the improvements planned for the Project consistent with the Development Plan and, subject to the Approval of the Members, any changes thereto, including plans for any infrastructure or Amenities associated with the Project.

     1.83 Pledge. “Pledge” shall mean any voluntary pledge, mortgage, deed of trust, security interest or other consensual lien or hypothecation of, in or on any Member’s Interest or right to receive distributions from the Company.

     1.84 Price. “Price” shall have the meaning set forth in Section 11.1(c) of this Agreement.

     1.85 Prime Rate. “Prime Rate” shall mean the prime lending rate in effect from time to time at J. P. Morgan Chase & Company in New York City, New York, or any successor thereto; provided, however, that in the event that no prime lending rate shall be in effect at J. P. Morgan Chase & Company in New York City, New York, or its successor, “Prime Rate” shall mean the highest domestic prime lending rate published from time to time in the Wall Street Journal.

     1.86 Project. “Project” shall mean the Project Land and the improvements to be constructed thereon, in accordance with the Development Plan approved as provided herein, including all buildings, structures and improvements (including the footings and foundations, columns, piles, improvements, fixtures, equipment and other installations of such buildings and structures) now or hereafter erected on, in, under or above the Project Land.

     1.87 Project Capital Commitment. “Project Capital Commitment” shall mean the aggregate amount that each Member has agreed to contribute to the capital of the Company with respect to the Project pursuant to Section 3.2, and as is more particularly described in the Development Budget.

     1.88 Project Costs. “Project Costs” means all costs and expenses incurred after the date of this Agreement in developing, constructing and repairing the Project, including: all costs and expenses of every kind incurred in connection with the construction, ownership, maintenance, repair and restoration of the Project at any time (including before the formation of the Company) except land acquisition costs, including, but not limited to, the following: demolition costs, construction costs of all improvements; costs of temporary facilities required for interim use pending final completion of improvements of the Project; operating costs of temporary facilities; governmentally imposed costs and burdens; a proportionate share (based on an allocation formula approved in the Development Plan) for professional fees and expenses of architectural and engineering firms employed in connection with land use approvals for the Village Core; professional fees and expenses of architectural and engineering firms for the design and construction of the Project; utility costs during construction of the Project; an allocation of off-site Infrastructure Costs and costs of Amenities properly attributable to the construction of the Project (based on an allocation formula approved in the Development Plan); ad valorem taxes and other impositions and all amounts paid to governmental authorities to permit construction of the Project following contribution of the Project Land to the Company; insurance during construction of the Project including owner’s and mortgagee’s title insurance, builders risk insurance and liability insurance; the cost of all bonds obtained in connection with the construction of the Project (including payment and performance bonds and bonds with respect to lien claims); interest charges, fees and costs, if any, incurred for borrowings of the Company; amounts paid all consultants retained in connection with the construction of the Project; costs of Project evaluation reports; marketing costs and sales costs and expenses; title insurance, transfer taxes and other transaction costs; leasing costs and expenses; all legal fees and expenses associated with acquisition of the Project (or interests therein) and zoning, development and land use approval activities with respect to the Project excluding legal costs of acquiring the Project Land (other than additional property acquired after the date of this Agreement); all salaries, bonuses and benefits of Project development and clerical personnel and all reimbursable expenses paid under the Development Management Agreement with respect to the Project; accounting fees incurred in connection with the Project, including without limitation fees and expenses paid to Arthur Andersen & Co. or such other accounting firm as the Company may employ to review and audit expenditures for Project Costs (including “soft” costs) which are properly allocable to the Project; an allocation of central accounting and general and administrative costs of GVI or BMDC attributable to the development of the Project which are reimbursable pursuant to the Development Management Agreement in the amount budgeted for such reimbursement(s) in the Development Budget; andtravel costs incurred in development, marketing and sale of the Project.

     1.89 Project Land. “Project Land” shall mean the parcel or parcels of land situated in the County of Flathead, State of Montana, as more particularly described on Exhibit A hereto.

     1.90 Projected Gross Residential Revenue. “Projected Gross Residential Revenue” means the pro forma estimate of revenues from the sale of all residential improvements, lots, sites or townhomes within a Project, as contained in the Development Plan for such Project.

     1.91 Receiving Member. “Receiving Member” shall have the meaning set forth in Section 12.2(a) of this Agreement.

     1.92 Regulations. “Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code.

     1.93 Regulatory Allocations. “Regulatory Allocations” shall mean the allocations set forth in Section 6.3 of this Agreement, which allocations are intended to comply with certain requirements of Regulations sections 1.704-1(b) and 1.704-2.

     1.94 ROFO. “ROFO” shall have the meaning set forth in Section 7.1.3 of this Agreement.

     1.95 Special Party. “Special Party” shall have the meaning set forth in Section 13.21 of this Agreement.

     1.96 Target Amount. “Target Amount” shall mean the product of (a) $20,000.00, and (b) the number of residential units to be constructed in the Project in accordance with the Development Plan.

     1.97 Transfer. “Transfer” shall mean any sale, assignment, transfer, gift, conveyance or other disposition, whether voluntary or involuntary (by operation of law or otherwise), of any Interest of a Member in the Company.

     1.98 Vertical Development. “Vertical Development” means development within the Village Core area and surrounding areas suitable for commercial, condominium and other residential and related improvements.

     1.99 Vertical Ownership Percentage. “Vertical Ownership Percentage” shall mean (i) in the case of BMDC, 22%, and (ii) in the case of GVI, 78%; provided, however, that the Members’respective Vertical Ownership Percentages may be adjusted as provided in Section 3.5(a)(ii) of this Agreement.

     1.100 Village Core. “Village Core” shall mean means the portion of the Project Land containing approximately fifteen (15) acres, more or less, located within the Village, as more fully shown on the Approved Master Plan.

     1.101 WSI. “WSI” shall mean Winter Sports, Inc., a Montana corporation.

ARTICLE II

THE COMPANY

     2.1 Purpose of the Company. The purpose of the Company is to (i) exercise predevelopment activities with respect to the Project and (ii) acquire, obtain, own, manage, develop, operate, finance, sell and otherwise deal with the Project and in all respects act as owner thereof, upon and subject to the terms and conditions of this Agreement.

     2.2 Company Name and Office. The name of the Company shall be “Morning Eagle Development LLC,“and the business of the Company shall be conducted under that name. The principal place of business of the Company shall be located at P.O. Box 4154, Whitefish, Montana 59937. The Company may maintain other offices as may be designated from time to time by Manager for the purpose of carrying out the business of the Company. Manager shall give BMDC written notice of any change in the principal place of business of the Company.

     2.3 Manager. The initial Manager is GVI, and its principal office address is 426 East Main Street, Aspen, Colorado 81611.

     2.4 BMDC. The name and address of BMDC are Big Mountain Development Corporation, The Big Mountain, P. O. Box 1400, Whitefish, Montana 59937.

     2.5 Term of the Company. The term of the Company shall commence on the date of the filing of the Certificate of Formation creating the Company with the Secretary of State of the State of Delaware and shall continue until terminated as provided in Article IX; provided, however, that this Agreement shall not be effective until it is executed and delivered.

     2.6 Fictitious Name Certificates. Manager shall promptly execute and file with the proper offices in each county, or other appropriate subdivision in each jurisdiction in which the Company conducts business, one or more certificates as are required by any fictitious name act or assumed name act statute in effect as to each such jurisdiction.

     2.7 Title to Property. Legal title to all Company Assets shall be taken and at all times held in the name of the Company.

     2.8 Registered Office and Agent. The Company shall maintain a registered office and agent in Delaware, as may be designated from time to time by Manager. The address of the initial registered office of the Company in Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the initial registered agent of the Company for service of process are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. Manager shall provide prompt written notice to BMDC of any change in the registered office or registered agent.

     2.9 Qualification. Manager is authorized to do any and all acts necessary to authorize or qualify the Company to do business in the State of Montana and in each jurisdiction in which the Company conducts business.

ARTICLE III

CAPITALIZATION AND FINANCING

     3.1 Contribution of Certain Property; Assumption of Land Note.

          (a) Concurrently with the formation of the Company, GVI, to the extent that it owns any of the following items, shall contribute to the Company the Project Land (subject to the Land Note as contemplated in Section 3.1(b) below) and all other rights, interests and assets appurtenant to the Project Land included in the Project and acquired pursuant to the Land Agreement with the Project Land.

          (b) The Company shall assume all obligations of GVI under the Land Note.

          (c) GVI shall contribute to the Company all deposits and reservation fees and reservation agreements or contracts then in existence with respect to the improvements to be constructed as part of a Project or lots to be included within such Project. As of the execution of this Agreement, GVI or its Affiliates have incurred certain costs in connection with the Project in the amount of $[____________]. The Members hereby agree that such preformation expenditures shall be considered Capital Contributions of GVI.

          (d) The Members agree that the initial Outstanding Capital Contributions of each Member is as set forth below:

GVI	$

BMDC	$ 0.00

     3.2 Capital Contributions Incident to the Project.

(a) (i) To the extent provided for in the approved Development Plan with respect to the Project, as it may be amended from time to time with the Approval of the Members, and only after the contributions in Section 3.1(a) are made by the Members to the Company, each Member agrees to contribute capital to the Company from time to time in accordance with the terms of this Agreement, not to exceed the Member’s Project Capital Commitment, for (A) predevelopment activities prior to Commencement of Construction (including, without limitation, the costs set forth in Section 3.1), (B) following satisfaction or waiver by the Members of the Construction Commencement Conditions, the construction of the Project, and (C) other costs and expenses as provided in the approved Development Plan with respect to the Project.

(ii) Capital Contributions pursuant to this Section 3.2(a) shall be made with respect to Disbursement Requests in proportion to the Members’respective Contribution Percentages for application to costs detailed in each such Disbursement Request and in accordance with the Development Budget and the Development Plan. Such contributions pursuant to this Section 3.2(a) shall be made on the date provided in the applicable Disbursement Request therefor submitted by Development Manager in accordance with the Development Management Agreement, which date shall not be less than ten (10) business days following the date of the applicable Disbursement Request.

(iii) Each Member acknowledges that it intends for the Company to obtain Construction Financing to pay Project Costs in order to minimize the Capital Contributions of the Members. In connection with such financing, each Member shall provide the applicable lender with such customary financial and other information regarding the business of each Member and its Affiliates and the Company as such lender may reasonably request. If the Company obtains such financing, then GVI and BMDC shall execute and deliver to the lender in connection therewith such documentation as the applicable lender may reasonably request including, but not limited to, a legal opinion as to such matters as the lender may reasonably request, and a consent to, or acknowledgment of, the granting of a security interest in the Company’s Assets.

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(iv) To the extent provided for in the Development Plan or otherwise approved by the Members, in the event that a Member or its Affiliate agrees to enter into any guaranty, indemnity or other agreement for the benefit of any such lender (including, without limitation, a completion guaranty, a recourse indemnity agreement, and/or an environmental indemnification agreement), then any and all amounts payable under such agreement shall be treated as incurred by the Company and shall be payable by the Company (directly or as a reimbursement for any amounts paid by the Member or its affiliate under the agreement) as provided herein, and the Members shall be obligated to make Capital Contributions pursuant to this Section 3.2 and Section 3.3 to discharge the same.

          (b) If, at any time or from time to time after all of the contributions pursuant to Section 3.2(a) have been contributed for the Project, additional funds are required in connection with the Project, Manager shall request the Members to make further capital contributions in such amount; provided, however, no Member shall be obligated to contribute more than its Project Capital Commitment. If so requested by Manager, each Member shall make Capital Contributions to pay its Contribution Percentage of the amount so requested, within ten (10) business days after such request.

     3.3 Capital Contributions Incident to Operations.

          (a) If at any time or from time to time additional funds are required (or are expected to be required) to meet the obligations or needs of the Company (an “Operating Shortfall”), Manager shall provide written notice to all Members of the existence (or expected existence) of such Operating Shortfall, which notice shall include factual information and reports evidencing the basis for the Operating Shortfall and Manager’s recommendation as to meeting such Operating Shortfall, which recommendation may include seeking nonrecourse third-party financing for portion of the Operating Shortfall in excess of that funded or to be so funded from Project Capital Commitments. Any financing requested by Manager on behalf of the Company may be secured by a mortgage encumbering all or a portion of the Project provided that in no event shall the Company be permitted to obtain any third-party financing on a basis that requires any Member or its Affiliates to guarantee or otherwise be personally liable for the repayment of any financing obtained by the Company pursuant to this Section 3.3(a) without such Member’s consent.

          (b) In the event that (i) the Company has experienced an Operating Shortfall (or is expected to experience an Operating Shortfall) and (ii) all or a portion of such Operating Shortfall is not defrayed pursuant to any of the methods described in Section 3.3(a), Manager shall request the Members to make further Capital Contributions in the amount of the Operating Shortfall, and each Member shall contribute Capital Contributions to pay its pro rata share (in proportion to Contribution Percentages) of the amount of such Operating Shortfall, within ten (10) business days after such request.

3.4 Wire Transfer. The capital contributions required by Sections 3.2 and 3.3 above shall be made by wire transfer of funds to a Company account designated by Manager.

3.5 Failure of a Member to Satisfy Monetary Obligations. (a) If any Member shall commit a Monetary Default, the Non-Defaulting Member shall at any time thereafter, during such time as such Monetary Default remains uncured, have the right to enforce the Company’s rights and remedies against the Defaulting Member and, in connection therewith, to exercise any of the remedies set forth in this Section 3.5 (subject to the limitation set forth below).

(i) In the case of any Monetary Default occasioned by the Defaulting Member’s failure to fulfill its obligations under Section 3.2 and Section 3.3 of this Agreement, the Company shall have the right to institute suit for collection of such Monetary Default, together with (y) interest thereon from the date on which such payment thereof was due until it is paid, computed at a rate equal to the lesser of (A) Prime Rate, plus 5 percentage points or (B) the highest rate allowed by law and (z) all reasonable fees and expenses of counsel and court costs that may have been incurred by reason of or in connection with such Monetary Default.

(ii) In the case of any Monetary Default which continues for a period of 5 business days following written notice thereof (in addition to the initial notice of such request for funds), the Non-Defaulting Member shall have the right to make the Capital Contribution which the Defaulting Member declined to make. In such event, the Interest of the Defaulting Member in the Company shall be reduced automatically by that portion (the “Defaulted Portion”) equal to the product determined by multiplying (i) the Defaulting Member’s Vertical Ownership Percentage by (ii) the Default Fraction, and the Non-Defaulting Member’s Interest shall be increased by the same amount. For purposes of adjusting and maintaining the balances of the Capital Accounts of the Defaulting Member and the Non-Defaulting Member, (A) the amount contributed to the Company by the Non-Defaulting Member to replace the Capital Contribution which the Defaulting Member declined to make shall be deemed to have been contributed to the Company by the Defaulting Member and shall increase the balances of the Defaulting Member’s and Capital Account, (B) the balance of the Defaulting Member’s Capital Account (determined with regard to the adjustments required by clause (A) above) shall be debited (reduced), but not below zero, by an amount equal to the product determined by multiplying the balance of the Defaulting Member’s Capital Account (determined with regard to the adjustments required by clause (A) above) by the Adjustment Percentage, (C) the balance of the Non-Defaulting Member’s Capital Account shall be credited (increased) by an amount equal to the product determined by multiplying the balance of the Defaulting Member’s Capital Account (determined with regard to the adjustments required by clause (A) above, but without regard to any adjustments required by clause (B) above) by the Adjustment Percentage (provided, however, that the balance of the Non-Defaulting Member’s Capital Account shall not be credited by an amount greater than the amount by which the Defaulting Member’s Capital Account was debited pursuant to clause (B) above). Following the contribution by the Non-Defaulting Member of the Capital Contribution that the Defaulting Member declined to make, (D) the Non-Defaulting Member’s Vertical Ownership Percentage shall equal the lesser of 100% or the sum of (y) the Non-Defaulting Member’s Vertical Ownership Percentage (determined immediately prior to the Non-Defaulting Member’s contribution of the Capital Contribution that the Defaulting Member declined to make) and (z) the Defaulted Portion of the Defaulting Member’s Interest in the Company, and (E) the Defaulting Member’s Vertical Ownership Percentage shall equal the excess, if any, of (y) 100%, over (z) the Non-Defaulting Member’s Vertical Ownership Percentage (determined immediately following the Non-Defaulting Member’s purchase pursuant to clause (D) above).

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(iii) In the case of a Monetary Default by either Member, the Non-Defaulting Member shall have the right to undertake any action described in Section 4.8 without the prior consent of the Defaulting Member during such time as the Monetary Default in question remains uncured; provided, however, that the consent of the Defaulting Member shall still be required with respect to the following (the “Defaulting Member Approval Rights”): any amendment to this Agreement. Without limitation upon the foregoing, the Non-Defaulting Member shall, during such time as such Monetary Default remains uncured, have the power and authority to borrow from third parties (upon the approval of only the Non-Defaulting Members) all or a portion of the amounts of the Monetary Default necessary to develop and/or operate the Project, to secure such borrowings by a mortgage encumbering all or a portion of the Project, and to apply all or a portion of the proceeds of such borrowings to reimburse Manager for any amounts advanced by it to the Company to defray Company or Project expenses, to the extent that such advances were reasonable in amount and were necessitated by the Monetary Default in question.

(iv) In the case of any Monetary Default by either Member, the Non-Defaulting Member shall have the right to advance to the Company an amount of money equal to the Monetary Default of the Defaulting Member, which advance shall be considered to be a loan from the Non-Defaulting Member to the Defaulting Member (a “Defaulting Member Loan”). Such loan shall bear interest at an annual rate equal to the Prime Rate, plus five percentage points (unless such rate exceeds the highest lawful rate, in which event the rate charged hereunder shall be the highest lawful rate), and shall be repayable from that portion of each distribution or payment made to the Members pursuant to Sections 6.6, 9.2, 11.3 and 12.2 hereof that would have been distributed or paid to the Defaulting Member had the Defaulting Member made the contribution to the Company that was required of (but not made by) it. For purposes of adjusting and maintaining the balance of the Defaulting Member’s Capital Account, (A) the amount of any Member Loan made by the Non-Defaulting Member to the Defaulting Member pursuant to this Section 3.5(a)(iv) by reason of the Defaulting Member’s failure to fulfill its obligations under Sections 3.2 and 3.3 of this Agreement shall be deemed to have been contributed to the Company by the Defaulting Member and shall increase the balance of the Defaulting Member’s Capital Account, and (B) the amount of any distribution or payment otherwise payable to the Defaulting Member that is paid to the Non-Defaulting Member in repayment of a Member Loan made by the Non-Defaulting Member to the Defaulting Partner pursuant to this subparagraph (iv) shall be treated as if such amount had actually been distributed or paid to the Defaulting Member pursuant to Article VI, Article IX, Article XI, or Article XII, as the case may be.

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(v) In the case of any Monetary Default by either Member under Section 3.2 or Section 3.3, the Non-Defaulting Member may exercise the Defaulting Event Remedies permitted under Article XII.

(b) The remedies provided by this Section 3.5 and Article XII for Monetary Defaults by the Members shall be exclusive.

          (c) Notwithstanding any other provision in this Agreement to the contrary, neither GVI nor BMDC shall have any personal liability for the obligations of such Member under this Article III to the other except for any Member’s obligation to fund Capital Contributions under Section 3.2(a).

     3.6 Member Loans. Either Member, with the consent of the other Member, may elect under this Section 3.6 to loan funds to the Company or to cause such a loan to be made by an Affiliate of either Member. Any such loan by a Member or an Affiliate is herein called a “Member Loan”. Each Member Loan shall accrue interest on unpaid principal at a rate per annum equal to the lesser of (i) 3.0%above the Prime Rate and (ii) the maximum non-usurious rate allowed by applicable law. Member Loans shall not be considered Capital Contributions.

ARTICLE IV

RIGHTS AND OBLIGATIONS OF MANAGER;
MANAGEMENT OF THE COMPANY

     4.1 Management. Subject to the provisions and delegations herein set forth, the management and control of the Company shall be exclusively vested in Manager.

     4.2 Manager. The Members have designated and do hereby designate GVI as the Manager of the Company, subject to the rights of the Members as provided herein. Subject to the provisions of Section 4.8 and the Approval of the Members, the management of the Company shall be the obligation and responsibility of and rest exclusively with Manager, who shall have all the rights and powers as are necessary or advisable to the management of the business and affairs of the Company. In this regard, Manager shall devote such time and talents to such management as shall be reasonably necessary from time to time to conduct the business of the Company in an efficient manner. In order to satisfy the duties and obligations imposed by the preceding two sentences, and subject to the limitations set forth in this Agreement and the Act, Manager shall carry out the objectives and purposes of the Company set forth in Section 2.1 and otherwise manage the business and affairs of the Company and perform all acts and enter into such contracts and other undertakings authorized hereunder, consistent with the Approval of the Members, including, without limitation, the power:

          (a) To manage the Company’s assets, and, in accordance with the Development Plan and any Annual Plan, to make capital calls as provided herein, to cause the Company to arrange for the development, construction, repair, management, marketing, maintenance, operation, selling and leasing of the Project or any portion thereof and any other properties and projects in which the Company has any interest, to cause the Company to establish reserves to pay anticipated costs and expenses, and to handle collections and disbursements of the Company’s funds and to cause the Company to take actions with respect to any matters necessary or desirable in connection with all applicable laws, rules and regulations of governmental agencies having jurisdiction over the Project;

          (b) To cause all indebtedness owing by the Company or owing with respect to and secured by the Company’s assets, or any part thereof, to be paid prior to delinquency and make such other payments and perform such other acts as may be necessary to preserve the interest of the Company therein; and

          (c) Subject to, as limited by, and in accordance with the provisions of this Agreement, to have, exercise and perform, to the full extent granted to and permitted to be exercised by members under the Act, such other rights and powers and such other business functions as may be necessary for the operation of the Company’s business, affairs and assets in the ordinary course.

     Without limiting the foregoing, the Manager shall have the following powers, consistent with the Approval of the Members:

          (a) to control and manage the Company’s assets and to arrange for collections, disbursements and other matters necessary or desirable in connection with the management of the Company’s assets (such rights shall include the right to borrow money in furtherance of the Company purposes (including financings in which net proceeds are procured));

          (b) to the extent that the Company’s financial resources will permit the Manager to do so, to see that all indebtedness owing with respect to and secured by the Company’s assets, or any part thereof, is paid and to make such other payments and perform such other acts as Manager may deem necessary to preserve the interest of the Company therein;

          (c) to pay and discharge all taxes and assessments levied and assessed against the Company’s assets or any part thereof for the account of the Company;

          (d) to carry such insurance as it may deem necessary or appropriate; and

          (e) to have such other authority and power as may be reasonably necessary or appropriate for the operation, maintenance and preservation of the Company’s assets.

Without limiting the other provisions of this Agreement, it is understood and agreed that the Manager shall have full authority, without the further consent of any other Member, to finance, sell, assign, pledge, hypothecate, encumber or otherwise transfer Company assets in accordance with an Annual Plan. The Manager shall be reimbursed by the Company for all actual, reasonable and necessary out-of-pocket expenses incurred in connection with the discharge of its duties hereunder as Manager.

     4.3 Preparation and Filing of Tax Returns and Required Tax Elections. Manager shall cause the preparation of all Company tax returns so as to permit the timely filing thereof, shall make on behalf of the Company all tax elections and determinations, and shall timely file all other writings required by any governmental authority having jurisdiction to require such filing. Manager is hereby designated as the “tax matters partner” of the Company as defined in section 6231(a)(7) of the Code. The tax matters partner shall furnish written reports to all Members on a timely basis that detail the status of any administrative or judicial proceeding relating to the federal income tax treatment of “partnership items” (as defined in section 6231(a)(3) of the Code or Regulations promulgated thereunder). The tax matters partner shall also furnish written notice (including a copy of any written communication) to the Members of any written communication sent to or received from the Internal Revenue Service within 10 days of the date such communications are sent or received. The Members intend that the Company be treated as a partnership for federal income tax purposes, rather than an association taxable as a corporation.

     4.4 Safekeeping of Company Assets. Manager shall not employ Company funds or Company Assets in any manner except for the exclusive benefit of the Company. Manager shall at all times use commercially reasonable efforts at the Company’s expense to maintain insurance coverage on the Project in amounts determined by Manager in its sole discretion.

     4.5 Contracts with GVI and Affiliates of GVI.

          (a) The Company may enter into agreements directly with a GVI Affiliate, and the validity of any such transaction, agreement or payment shall not be affected by reason of any relationship between the Company and such GVI Affiliates, provided that such agreements are provided for in the Development Plan or otherwise, so long as (i) such agreements do not result in expenditures or concessions by the Company in excess of the amount or terms that would be paid or agreed to by the Company in arm’s length agreements with unrelated parties with comparable experience, capability and expertise in the same business as the contracting GVI Affiliate in the same geographic area as the Company, and (ii) the Company first obtains the prior written approval of BMDC of such agreement and any amendment thereto, which approval shall not be unreasonably withheld or delayed.

          (b) The parties hereby acknowledge that the Development Management Agreement between the Company and a Hines Affiliate, and the fees, payments, expenditures and reimbursements described therein, satisfy the provisions of this Section 4.5. The Development Management Agreement requires the Development Manager to provide certain reports and information to the Company. The Hines Affiliate that is the Development Manager will provide BMDC with copies of any or all such reports and information as BMDC may request.

     4.6 Permissible Activities of the Members. (a) Except as set forth in Section 4.5(b), the Members and their Affiliates may individually and/or with others (i.e., other than in their capacity as Members) engage in other activities for profit, whether in the real estate business or otherwise, including, without limitation, the ownership, operation, development (subject to the following provisions), leasing and management of other properties similar to the Project, and may in the future participate in partnerships or other ventures for such purposes. Neither the Company nor the Members shall have any right by virtue of this Agreement in or to such independent ventures or to the income or profits derived therefrom.

          (b) Except as set forth in Section 2.3 of the Master Development Agreement or approved by the parties to the Master Development Agreement, neither GVI nor BMDC (nor any affiliate of either of them) shall acquire any real property other than the “Project Land” (as defined in the Master Development Agreement) and easements and rights appurtenant thereto or participate in any development of other properties in Flathead County, Montana.

     4.7 Exculpation of Manager.

          (a) Neither Manager nor its partners shall be liable or accountable, in damages or otherwise, to the Company or to any other Member for any act performed or failure to act by it (or them) that arises out of, or in connection with, this Agreement or the Company’s business and affairs, unless such act or failure to act is attributable to fraud, bad faith, Gross Negligence or intentional or willful misconduct by Manager, during the period of time such Member is serving as Manager. Manager shall indemnify, defend and hold harmless the Company, its Members and the partners, officers, directors, members, shareholders and employees of each of them for any loss, damage, liability, cost or expense (including reasonable attorneys’fees) claimed by a third party and incurred by the Company to the extent caused by any act performed or failure to act by Manager, or its employees or agents, which constitutes fraud, bad faith, Gross Negligence or intentional or willful misconduct by Manager, or its employees or agents, during the period of time such Member is serving as Manager.

          (b) The Company (but not any Member) shall indemnify, defend and hold harmless Manager and its partners, agents and employees for any loss, damage, liability, cost or expense (including reasonable attorneys’fees) claimed by a third party and incurred by virtue of Manager’s activities as Manager hereunder and arising out of any act performed or failure to act that is within the scope of Manager’s authority hereunder, as reasonably determined by Manager, and arises out of, or in connection with, this Agreement or the Company’s business and affairs, except to the extent the act or omission constitutes fraud, bad faith, Gross Negligence or intentional or willful misconduct by Manager, or its employees.

          (c) In no event shall the foregoing be deemed to confer any personal liability upon any limited partner, agent or employee of Manager or of any Member of the Company. The Company’s obligations under this Section 4.7 shall be satisfied only out of the assets of the Company and the rents, issues and profits therefrom, and in no event shall any Member be required to make any Capital Contribution to discharge the Company’s obligations under this Section 4.7.

     4.8 Meetings of the Members.

          (a) Regular Meetings. Regular meetings of the Designated Representatives or each Member’s designee(s) shall be held once each calendar quarter on a date and at a place established by Manager for the purpose of the transaction of such business as may come before the meeting.

          (b) Special Meetings. Special meetings of the Designated Representatives or each Member’s designee(s), for any purpose or purposes, unless otherwise prescribed by statute, may be called by Manager on a date and at a place established by Manager.

          (c) Notice of Meetings. Unless waived in writing by all parties, written notice stating the place, day and hour of the meeting and purpose or purposes for which the meeting is called shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of Manager, to each Designated Representative. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to each Member at his address as it appears on the books of the Company, with postage thereon prepaid. If transmitted by way of facsimile, such notice shall be deemed to be delivered on the date of such facsimile transmission to the fax number, if any, for the respective Member which has been supplied by such Member and identified as such Member’s facsimile number.

          (d) Attendance and Quorum. The Designated Representatives of the Members or their designees may attend any regular or special meeting in person or by teleconference or other means. One or more Designated RepresentativeRepresentatives of each Member shall constitute a quorum at any regular or special meeting, unless the Non-Managing Member fails to attend such meeting after receiving notice thereof pursuant to Section 4.8(c), in which case one or more Designated Representatives of Members holding a majority of the Vertical Ownership Percentages shall constitute a quorum at any regular or special meeting.

          (e) Manner of Acting. If a quorum is present, the unanimous affirmative vote of the Designated Representatives present at a meeting shall be the act of the Members. With respect to any matter that does not obtain a unanimous vote, the affirmative vote of the Designated Representative or Designated Representatives representing a majority of the Vertical Ownership Percentages shall be the act, approval or consent of the Members. Any matter approved by the Members or decision of the Members made pursuant to the process described in this Section 4.8(e) shall be approved by the Members for all purposes of this Agreement (such approval being herein called the “Approval of the Members”).

          (f) Action Without a Meeting. Action required or permitted to be taken at a regular or special meeting may be taken without a meeting if (i) all Members consent to taking action without a meeting, and (ii) the action is evidenced by one or more written consents describing the action taken, signed by the persons entitled to vote thereon and delivered to the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when all persons entitled to vote thereon holding not less than the number of votes required to approve such action have signed the consent, unless the consent specifies a different effective date.

          (g) Business of Meetings; Construction Financing Reports; Discussion Items; Notice Items. The Members intend that meetings of the Members shall provide a regular forum in which each Member shall have an opportunity to discuss its respective ideas, views and concerns with respect to a variety of Company actions and opportunities. Consistent with the foregoing principle, unless otherwise agreed by the Members, there shall be no particular agenda with respect to regular meetings of the Members. Notwithstanding the lack of a specific agenda for regular meetings of the Members, however, the Members agree that, subject to Section 4.8(h) the items set forth in the following clauses (i), (ii) and (iii) shall be reported, addressed, discussed, noticed or voted upon, as the case may be, by the Members:

(i) Construction Financing Reports. At each regular meeting occurring prior to the Completion Date, Manager shall prepare, in summary form, a record of Construction Financing draw requests, budget analyses, and such other items as are reasonably requested by the Members.

(ii) Discussion Items. Prior to the implementation by the Manager or the Company of the following matters, such matters shall be presented for discussion and voting thereon at either a regular or special meeting:

(A) Amending the Development Plan;

(B) Increasing the Development Budget;

(C) Amending the Annual Plan for a given year, or preparation or adoption of an Annual Plan for any subsequent year;

(D) Developing or amending sales and other operating guidelines for the Project, including the matters described in Section 8.4(b)(i)-(vi); and

(E) Acquiring, by purchase or lease, of any direct or indirect interest in real property in addition to the Project Land (other than utility and access easements on customary terms serving the Project over property owned by third parties), or constructing any significant capital improvements on the Project Land or replacing an existing capital improvement following completion of construction thereof;

(F) Giving or granting any options, rights of first refusal, deeds of trust, mortgages, pledges or security interests or other encumbrance of the Project or any portion thereof, other than the granting of customary easements;

(G) Selling or conveying the Project or any portion thereof or any interest therein other than sales of residential land, units or commercial condominium units in accordance with an Annual Plan or the Development Plan;

(H) Causing or permitting the Company to extend credit to or to make any loans or become a surety, guarantor, endorser or accommodation endorser for any person, firm or corporation;

(I) Confessing a judgment against the Company, submitting a Company claim to litigation or arbitration, or settling any litigation or arbitration;

(J) Entering into any lease or other occupancy arrangement not in accordance with leasing guidelines set forth in an Annual Plan or the Development Plan;

(K) Admitting a new Member to the Company;

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(L) Entering into, modifying, terminating or waiving any breach of or default under the Development Management Agreement or any other agreement with any Affiliate of any Member;

(M) Except as provided in an Annual Plan or the Development Plan and with respect to trade payables and other borrowings in the ordinary course of the Company’s business, entering into any third party loan or other borrowing, or modifying, prepaying or extending the term of any third party loan or other borrowing;

(N) Entering into any collective bargaining agreement; and

(O) Except as authorized by an Annual Plan or the Development Plan, implementing any advertising or marketing of the Project.

(iii) Notice Items. Prior to the implementation by the Manager or the Company of the matters described in (A) and (B) below (which matters shall not require Approval of the Members), the Manager shall give two days prior notice to BMDC’s Designated Representatives. Such notice may be delivered in written or electronic format. The matters requiring notice, but not Approval of the Members, are as follows:

(A) Distributing any cash or property of the Company to a Member, or establishing any reserve, other than as provided in an Annual Plan or the Development Plan; and

(B) Selecting the Company’s legal counsel, or changing the Company’s counsel.

     (h) Notwithstanding any other provision of this Agreement regarding Approval of the Members or notice to the Members, in the event of any emergency posing an imminent threat to persons or property, Manager shall be required to provide only such notice as is practical under the circumstances before taking such action as Manager reasonably believes to be necessary in order to remove such imminent threat.

ARTICLE V

RIGHTS AND OBLIGATIONS OF THE MEMBERS

     5.1 Limited Liability. The Members shall not be personally liable for any of the debts of the Company or any of the losses thereof.

     5.2 Examination of the Company Records. The Members or their representatives may, during regular business hours, examine the records (at the Project, at the regional office of HILP or at such other location approved by the Members where such records are maintained) or property of the Company or otherwise inquire as to Company affairs.

     5.3 Reliance on Authority of Person Signing Agreement; Designated Representatives.

          (a) In the event that a Member is any entity other than a natural person, the Members and the Company (i) shall not be required to determine the authority of the person signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such person; (ii) shall not be required to see to the application or distribution of proceeds paid or credited to persons signing this Agreement or any document executed in connection herewith on behalf of such entity; and (iii) shall be entitled to rely on the authority of the person signing this Agreement or any document in connection herewith with respect to the voting of the interest of such entity and with respect to the giving of consent on behalf of such entity in connection with any matter for which consent is permitted or required under this Agreement or any document in connection herewith.

          (b) Each Member shall designate in writing to the Company one or more representatives who shall each be authorized to act under this Agreement for and on behalf of such Member. Any act, approval, consent or vote of any representative of a Member that is so designated shall be deemed to be the act, approval, consent or vote of said Member, and no Person, including, without limitation, the Company and the other Members, shall be required to inquire into the authority of such representative as to such act, approval, consent or vote on behalf of the Member who has designated said representative. Any representative may be replaced by a successor representative by written notice to the Company and designation of a substitute for such representative. Until written notice of any change is given pursuant to Section 13.2, the designated representatives (“Designated Representative(s)”) of the Members shall be as follows:

For BMDC:	Michael Collins
Big Mountain Development Corporation
The Big Mountain
P. O. Box 1400
Whitefish, Montana 59937
Fax No.: (406) 862-2955

and

Jami Phillips
Big Mountain Development Corporation
The Big Mountain
P. O. Box 1400
Whitefish, Montana 59937
Fax No.: (406) 862-2955

For GVI:	Robert E. Daniel, Jr.
Hines Interests Limited Partnership
426 East Main Street
Aspen, Colorado 81611
Fax No.: (970) 920-3829

and

Clayton T. Stone
Hines Interests Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
Fax No.: (512) 360-3385

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          (c) In dealing with Manager, no Person shall be required to inquire as to its authority to bind the Company. Manager shall have the full right and authority to execute and deliver any and all agreements, contracts, documents and instruments relating to the business and affairs of the Company, without the joinder of the other Members or any other Person, and any Person dealing with the Company may rely upon Manager’s execution and delivery of any agreement, contract, document or instrument as the act and deed of the Company, without the necessity for further inquiry and notwithstanding any other provision of this Agreement.

ARTICLE VI

MAINTENANCE OF CAPITAL ACCOUNTS;
ALLOCATION OF COMPANY NET INCOME,
NET GAIN AND NET LOSS;
DISTRIBUTION OF NET CASH FLOW

     6.1 Capital Accounts.

          (a) A Capital Account shall be maintained for each Member, which account shall be increased (credited) by (i) the amount of money and the fair market value of property contributed and deemed contributed by such Member to the Company (net of liabilities secured by such property that the Company is considered to assume or take subject to under section 752 of the Code), and (ii) the amount of income and gain (or items thereof) of the Company allocated to such Member, including income and gain exempt from tax and gain described in Regulations section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Regulations section 1.704-1(b)(4)(i); and decreased (debited) by (iii) the amount of money and the fair market value of property distributed to such Member (net of liabilities secured by such property that such Member is considered to assume or take subject to under section 752 of the Code), (iv) such Member’s distributive share of expenditures of the Company described in section 705(a)(2)(B) of the Code and (v) the amount of loss and deduction (or items thereof) of the Company allocated to such Member, including loss and deduction described in Regulations section 1.704-1(b)(2)(iv)(g), but excluding items described in clause (iv) above and loss and deduction described in Regulations sections 1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii), and otherwise adjusted in accordance with the additional rules set forth in Regulations section 1.704-1(b)(2)(iv). In addition, a Member’s Capital Account may be adjusted as provided in Sections 9.2 and 9.3 hereof. The Capital Accounts of all Members shall be adjusted as required under Regulations sections 1.704-1(b)(2)(iv)(f) or 1.704-1(b)(2)(iv)(m), as applicable, to reflect any aggregate net adjustment to the values of Company assets as permitted by the Code or the relevant Regulations.

          (b) A single Capital Account shall be maintained for each Member, which Capital Account shall reflect all allocations, distributions, or other adjustments required by this Article VI with respect to Company interests owned by such Member, regardless of whether such Member owns more than one class of Company interest.

          (c) If, pursuant to Regulations sections 1.704-1(b)(2)(iv)(d) or 1.704-1(b)(2)(iv)(f), Company property is reflected on the books of the Company at a book value that differs from the adjusted tax basis of such property, the Members’ Capital Accounts shall be adjusted in accordance with Regulations section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization, and gain or loss, as computed for book purposes, with respect to such property.

          (d) Upon any transfer of all or part of a Company interest, as permitted by this Agreement, the Capital Account (or portion thereof) of the transferor that is attributable to the transferred interest (or portion thereof) shall carry over to the transferee, as prescribed by Regulations section 1.704-1(b)(2)(iv)(l).

     6.2 Allocation of Net Income and Net Loss

(a) Net Income shall be allocated as follows:

(i) First, to the Members in accordance with their Capital Return Percentages to the extent that when allocated the Net Income would reduce a Cumulative Net Loss but only to the extent of the excess of (A) the Net Loss allocated pursuant to Section 6.2(b)(i), over (B) the Net Income previously allocated pursuant to this Section 6.2(a)(i).

(ii) Second, to GVI to the extent of the excess of (A) the aggregate amount distributed to GVI pursuant to Section 6.6(d), over (B) the excess of (I) the aggregate Net Income previously allocated pursuant to this Section 6.2(a)(ii), over (II) the aggregate Net Loss allocated pursuant to Section 6.2(b)(ii).

(iii) Third, to the Members in accordance with their respective Vertical Ownership Percentages.

          (b) Net Loss shall be allocated as follows:

(i) First, to the Members in accordance with their Capital Return Percentages to the extent that when allocated the Net Loss would add to a Cumulative Net Loss.

(ii) Second, to GVI to the extent of an amount equal to the excess of (A) the Cumulative Net Income allocated to GVI pursuant to Section 6.2(a)(ii), over (B) the aggregate Net Loss previously allocated to GVI pursuant to this Section 6.2(b)(ii).

(iii) Third, to the Members in accordance with their respective Vertical Ownership Percentages to the extent that when allocated the Net Loss would reduce Cumulative Net Income.

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     6.3 Limitations and Qualifications Regarding Special Allocations. Notwithstanding the provisions of Section 6.2, Net Income and Net Loss of the Company (or items of income, gain, loss, deduction or credit, as the case may be) shall be allocated in accordance with the following provisions of this Section 6.3 to the extent such provisions shall be applicable.

          (a) Notwithstanding any other provision of Section 6.2 hereof, but subject to the exceptions set forth in Regulations section 1.704-2(f)(2), (3), (4) or (5), if there is a net decrease in the Minimum Gain of the Company during any Company fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, an amount equal to that Member’s share of the net decrease in Minimum Gain, within the meaning of Regulations section 1.704-2(g)(2). The Minimum Gain chargeback shall consist first of income and gain from the disposition of Company Assets subject to nonrecourse liabilities of the Company, with the remainder of the Minimum Gain chargeback, if any, made up of a pro rata portion of the Company’s other items of income and gain for such year, and shall be determined in accordance with Regulations sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provisions. If such income and gain from the disposition of Company Assets exceeds the amount of the Minimum Gain chargeback, a proportionate share of each item of such income and gain shall constitute a part of the Minimum Gain chargeback. The provisions of this Section 6.3(a) are intended to comply with the minimum gain chargeback requirement of Regulations section 1.704-2(f) and shall be interpreted in accordance therewith for all purposes under this Agreement.

          (b) Notwithstanding any other provision of Section 6.2 hereof or this Section 6.3 other than Section 6.3(a), but subject to the exceptions referenced in Regulations section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any fiscal year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain, determined in accordance with Regulations section 1.704-2(i)(5), as of the beginning of such year shall be specially allocated items of Company income and gain for such year (and, if necessary, for succeeding years) equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. The items to be so allocated shall be determined in accordance with Regulations section 1.704-2(i)(4) or any successor provision. The provisions of this Section 6.3(b) are intended to comply with the Member Nonrecourse Debt Minimum Gain chargeback requirement of Regulations section 1.704-2(i)(4) and shall be interpreted in accordance therewith for all purposes under this Agreement.

          (c) If any Member receives any adjustments, allocations, or distributions described in Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate as quickly as possible the Adjusted Capital Account Deficit of such Member, if any, to the extent required by the Regulations. The provisions of this Section 6.3(c) are intended to comply with the “qualified income offset” requirement of Regulations section 1.704-1(b)(2)(ii)(d)(3) and shall be interpreted in accordance therewith for all purposes under this Agreement.

          (d) Nonrecourse Deductions of the Company for any fiscal year shall be specially allocated to the Members in accordance with the allocation of Net Income or Net Loss for such fiscal year pursuant to Section 6.2 of this Agreement. Member Nonrecourse Deductions of the Company for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss for the liability in question. The provisions of this Section 6.3(d) are intended to satisfy the requirements of Regulations sections 1.704-2(e)(2) and 1.704-2(i)(1) and shall be interpreted in accordance therewith for all purposes under this Agreement.

          (e) No net loss shall be allocated to a Member pursuant to Section 6.2 hereof to the extent that such loss would cause such Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. Instead, any such loss shall be allocated to each other Member to the extent that such allocation would not cause such other Member to have an Adjusted Capital Account Deficit.

          (f) Net Income and Net Loss of the Company shall not be allocated in accordance with Section 6.2 hereof or any paragraph of this Section 6.3 other than this paragraph (f) if and to the extent that any such allocation would cause the Company’s allocations not to have substantial economic effect for purposes of section 704(b)(2) of the Code under the economic effect equivalence test set forth in Regulations section 1.704-1(b)(2)(ii)(i), and any such Net Income and Net Loss shall instead be allocated to and among the Members in the amounts and in the manner necessary to cause the Company’s allocations to comply with such economic effect equivalence test. For purposes of this Section 6.3(f) only, it shall be assumed that no Member is obligated to contribute to the Company any cash or property to eliminate the deficit balance existing in its Capital Account upon the liquidation of the Company except to the extent that such Member is personally liable under law or by contract to satisfy a Company liability.

          (g) The allocations set forth in this Section 6.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in making allocations among the Members of Net Income and Net Loss (and items thereof) of the Company other than the Regulatory Allocations such that, to the extent possible, the net amount of such allocations of Net Income and Net Loss (and items thereof) other than the Regulatory Allocations, together with the Regulatory Allocations, shall equal the net amount that would have been allocated to and among the Members had the Regulatory Allocations not occurred.

          (h) It is intended that the allocations set forth in Section 6.2 satisfy the substantial economic effect requirement of section 704(b) of the Code. However, in the event that counsel to the Company or any Member determines that such requirements are not satisfied, the Manager shall modify such allocations in order to comply with such requirements.

     6.4 Contributed Property. In accordance with Section 704(c) of the Code and applicable Treasury Regulations, income, gain, loss and deduction with respect to any property contributed to the Company (or any predecessor thereto) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company (or any predecessor thereto) for federal income tax purposes and the fair market value of such property for federal income tax purposes at the time of contribution. In addition, in the event that any asset of the Company is revalued pursuant to the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder, subsequent allocations of income, gain, loss and deduction for tax purposes with respect to such asset shall take account of any variation between the adjusted basis of such assets for federal income tax purposes and its adjusted value, in the same manner as under Section 704(c) of the Code and the applicable Treasury Regulations. In making the adjustments required by Section 704(c) of the Code and this Section 6.4, the Company shall elect to use the traditional method with curative allocations within the meaning of Treasury Regulations Section 1.704-3(c).

     6.5 Allocation of Items with Respect to Interests Transferred. If any Interest is transferred during any fiscal year, the Net Income and Net Loss attributable to such interest for such fiscal year will be divided and allocated proportionately between the transferor and the transferee by taking account of their varying interests in the Company during such fiscal year on a daily, monthly, or other basis, as determined by Manager, using any method permitted by section 706 of the Code and the Regulations promulgated thereunder.

     6.6 Distribution of Company Available Cash Flow. Company Available Cash Flow shall be distributed (subject to any amounts reserved by the Manager) no less frequently than quarterly as follows:

          (a) First, to repay all indebtedness of the Company including any Member Loans but excluding the Land Note.

          (b) Second, to (i) the Members in accordance with their Capital Return Percentages until each Member has received its Outstanding Capital Contribution balance and (ii) repayment of the Land Note until the holder of the Land Note has received fifty percent (50%) of the initial principal amount of the Land Note (together with accrued interest on that portion of the principal), in the relative proportion that (x) the sum of the Members’Outstanding Capital Contributions bears to (y) fifty percent (50%) of the outstanding principal amount of the Land Note (together with accrued interest on that portion of the principal);

          (c) Third, to full repayment of the remaining outstanding principal balance of the Land Note (together with accrued interest thereon);

          (d) Fourth, in the event that aggregate payments made by the Company on the Land Note exceed the Target Amount (such excess amount being the “Excess Amount”), to GVI until GVI has received an amount equal to seventy-eight (78%) of the sum of (i) the Excess Amount, and (ii) all amounts previously distributed to GVI pursuant to this Section 6.6(d); and

          (e) Fifth, to the Members in accordance with their Vertical Ownership Percentages.

ARTICLE VII

ASSIGNABILITY

     7.1 Transfers and Pledges. Except as contemplated in this Section 7.1 or Article XI, no Member shall Transfer or Pledge all or any part of its Interest without the prior written consent of the other Member which approval may be given or withheld in the sole and absolute discretion of the other Member. Nothing herein shall prohibit the Transfer or Pledge of any interest in any Member of the Company.

               7.1.1 GVI Permitted Transfers. Subject to Section 7.2, GVI at any time without the consent of BMDC may Transfer all or any portion of its Interest to a GVI Affiliate, provided that (i) GVI notifies BMDC in writing of such Transfer at least ten (10) business days prior to the date of the Transfer, (ii) such Transfer shall not violate any of the terms of any financing documents or other obligations of the Company approved by GVI, and any guaranty given to such lender for the benefit of the Company remains in full force and effect, (iii) the transferee assumes all of the obligations of GVI thereafter accruing with respect to such interest Transferred arising hereunder and (iv) the transferee assumes all of the obligations of GVI under all agreements given by GVI to third parties, to the extent of the interest Transferred.

               7.1.2 BMDC Permitted Transfers. Subject to Section 7.2, BMDC at any time without the consent of GVI may Transfer all or any portion of its Interest to a BMDC Affiliate, provided that (i) BMDC notifies GVI in writing of such Transfer within ten (10) business days of the Transfer, (ii) such Transfer shall not violate any of the terms of any financing documents or other obligations of the Company approved by BMDC, (iii) the transferee assumes all of the obligations of BMDC thereafter accruing with respect to such interest Transferred arising hereunder and (iv) the transferee assumes all of the obligations of BMDC under all agreements given by BMDC to third parties, to the extent of the interest Transferred.

               7.1.3 Right of First Offer For Non-Affiliate Transfers. Prior to the Transfer of any Interest by any Member to a Person other than an Affiliate of such Member, the assigning Member shall first give a written offer (the “ROFO”) to the other Member to acquire such Interest on the same terms that the assigning Member intends to offer such Interest to another Person. The ROFO shall include the full details of any terms on which the Member proposes to offer its Interest to an unaffiliated Person, and must be for consideration consisting solely of cash, a promissory note or some combination thereof. The receiving Member shall be deemed to have decided not to accept the ROFO unless it sends notice to the assigning party accepting the ROFO within forty-five (45) days of the receipt or deemed receipt of the ROFO. If the ROFO is accepted, the assigning party shall transfer its Interest to the acquiring Member in accordance with the foregoing and the terms of the original offer. If, however, the Interest of the assigning party so offered is not so accepted, the Member desiring to transfer its Interest may Transfer the Interest so offered to any Person not affiliated with the assigning Member on terms substantially similar to those reflected in the ROFO (provided the consideration is not less than 90% of the amount reflected in the ROFO) provided such assignment is consummated within 180 days after the determination that the ROFO was not accepted by the other Member. The respective obligations of the purchasing party and the assigning party under this Section 7.1.3 to purchase or sell, as the case may be, an Interest after a Member gives notice accepting a ROFO shall be specifically enforceable. During the pendency of proceedings under this Section 7.1.3, no Member shall make any Transfer of its Interest other than pursuant to the ROFO that instituted such proceedings.

               7.1.4 Limitation on Transfers. Except for transfers permitted under Sections 7.1.1, 7.1.2 and 7.1.3, no Member shall be permitted to Transfer all or any portion of its Interest during the pendency of a Buy-Sell procedure pursuant to Section 11.1, or during the period following the issuance of a Forced Sale Notice and prior to the earlier of (x) an Election by the Receiving Member to permit the sale to a third party pursuant to Section 11.2(c)(i) or (y) the Closing of the acquisition by the Receiving Member pursuant to Section 11.2(c)(ii) except in any event pursuant to a Buy-Sell or a Forced Sale procedure, as applicable.

     7.2 Additional Covenants Concerning Transfers. In the event of any Transfer of an Interest in accordance with the provisions of this Article VII, the Members agree to cooperate fully in order to facilitate such Transfer, such cooperation to include without limitation the execution of all appropriate instruments or documents evidencing such Transfer or such Member’s consent thereto, provided that any reasonable expenses incurred by the non-transferring Member shall be reimbursed by the other Member and the non-transferring Member shall not be required to incur any additional risk, liability or obligation in connection therewith. In no event shall any Member be permitted to Transfer an Interest if such Transfer violates applicable laws, or any rule or regulation promulgated thereunder, and, if required by the non-transferring Member, the transferring Member shall obtain and deliver to the non-transferring Member an opinion, in form and substance reasonably satisfactory to the non-transferring Member, of counsel reasonably acceptable to the non-transferring Member, to the effect that any such Transfer will not be in violation of such laws, rules or regulations.

     7.3 Admission as Substituted Member. Any Person acquiring an Interest in the Company shall have no right to participate in the management of the business and affairs of the Company except upon the approval of other Members in their reasonable discretion; provided, however, that in the event GVI transfers its entire Interest to a Person who is a GVI Affiliate, such Person shall be automatically admitted as a substituted Member and shall succeed GVI as Manager of the Company under the terms of this Agreement. It is the intent of the parties that at all times there shall be a single decision making entity for each of GVI and BMDC and in the event of a partial Transfer by either, the original Member shall be designated as such single decision making entity for all purposes hereof and such original Member’s successors shall be bound by such decision of its transferor for all purposes, including, without limitation, any course of action taken by such original Member pursuant to Article XI. Any Member Interest transferred pursuant to any provision of this Article VII shall thereafter remain subject to all the provisions of this Article VII and this Agreement.

ARTICLE VIII

ACCOUNTING PROCEDURE

     8.1 Fiscal Year. The fiscal year of the Company shall begin on January 1 and shall end on December 31 of each year.

     8.2 Books of Account. There shall be kept books of account at the offices of the Company in which shall be entered fully and accurately each and every transaction of the Company. The books shall be kept using the accrual method of accounting. Each Member shall have unrestricted access to and the right to inspect the books and records of the Company and the right to consult with and advise those persons carrying out the business of the Company upon reasonable notice during business hours.

     8.3 Annual Reports.

          (a) At the end of each fiscal year, Manager shall, at the expense of the Company, have an independent certified public accountant (which shall be chosen by Manager with the consent of the Members) prepare audited financial statements of the Company as of the close of such fiscal year, including a balance sheet, a statement of income or loss, a statement of cash flows, and a statement of changes in Members’capital. A copy of such audited financial statements for each fiscal year shall be furnished by Manager to each of the Members not later than 120 days after the end of the fiscal year of the Company. The audited financial statements shall be prepared in accordance with generally accepted accounting principles.

          (b) Not later than 120 days after the end of the fiscal year of the Company, Manager shall furnish to BMDC a copy of the Company’s U.S. Partnership Return of Income (presently Form 1065) and BMDC’s Schedule K-1 of the Company’s U.S. Partnership Return of Income. The tax reporting information shall also be accompanied by a reconciliation between the information set forth on the annual audited financial statements pursuant to Section 8.3(a) above and the information furnished to the Members for federal income tax purposes pursuant to this Section 8.3(b).

     8.4 The Development Budget, the Development Plan and the Annual Plan.

          (a) GVI and BMDC have approved the Development Plan for the Project, including a proposed Development Budget describing, among other matters, the maximum Project Capital Commitments of the Members. The Development Plan and the Development Budget for the Project may be amended from time to time (i) upon the Approval of the Members, (ii) to reflect amendments consistent with the Plans, Annual Plans, the Construction Contract and/or the Construction Financing, or (iii) as otherwise provided therein.

          (b) Within ninety (90) calendar days prior to the date on which the first sale of property by the Company in the ordinary course of business is scheduled to occur, Manager shall prepare and submit for the Approval of the Members a budget and strategic operating plan (the “Annual Plan”) for the Company through the then current calendar year, which shall set forth all anticipated income, operating expenses and capital and other costs and expenses of the Company together with guidelines for sales for the coming year and include all backup information reasonably requested by the Members. Thereafter, the Annual Plan for each subsequent fiscal year shall be prepared and be sent to the Members for review by the Members in draft form by October 1 of the preceding year and, upon Approval of the Members, shall be adopted in final form by the Manager on behalf of the Company no later than 30 calendar days prior to the end of each fiscal year with respect to the following fiscal year. Manager shall exercise good faith efforts to operate the Project in accordance with any Annual Plan.

          In conjunction with the formulation of, and as part of, the Annual Plan for each year, Manager will also develop sales and other operating guidelines for the Project for the upcoming fiscal year, which sales and other operating guidelines shall include (i) a standard form or forms of sale contract to be offered to prospective buyers, (ii) a schedule of proposed sales prices of lots and units, for the upcoming fiscal year, (iii) a description of any anticipated inducements, concessions, or allowances to be offered, (iv) a budget for the costs to be incurred for the balance of the projected sales period and (vi) a summary of the general content and method of presentation of the advertising and marketing program to be implemented with respect to the Project.

ARTICLE IX

DURATION AND DISSOLUTION

     9.1 Dissolution.

          (a) The Company shall continue in existence until the earliest to occur of (i) a written election by GVI and BMDC to dissolve the Company or a written election by one Member to dissolve the Company pursuant to the express right to do so granted in this Agreement; (ii) the sale, forfeiture or abandonment of substantially all of the Company Assets; (iii) the December 31 following the 20th anniversary of this Agreement; or (iv) any other event causing the dissolution of the Company by operation of law.

          (b) Except as expressly provided herein to the contrary, each Member agrees not to withdraw from the Company without the prior written consent of the other Member.

     9.2 Liquidation.

          (a) Except as otherwise provided herein, upon the dissolution of the Company no further business shall be conducted except for the taking of such action as shall be necessary for the winding up of the affairs of the Company and the distribution of its assets to the Members pursuant to the provisions of this section. In such event, a liquidating trustee shall be appointed as follows: Each Member shall select an advisor and the advisors shall select a third person to serve as liquidating trustee. The liquidating trustee shall have full authority to wind up the affairs of the Company and to make final distribution as provided herein.

          (b) Upon the dissolution of the Company, the liquidating trustee shall sell the Company Assets at the best price available, or, with the consent of all Members, the liquidating trustee may distribute those assets in kind; provided, however, that the liquidating trustee shall ascertain the fair market value by appraisal or other reasonable means of the Company Assets to be distributed in kind, and each Member’s Capital Account shall be charged or credited, as the case may be, as if such asset had been sold for cash at such fair market value and the net gain or net loss recognized thereby had been allocated to and among the Members in accordance with Article VI above. All of the Company Assets shall be so applied and distributed by the liquidating trustee on or before the later to occur of (x) the end of the taxable year in which the dissolution of the Company occurs, (y) the date that is 90 days following the date upon which substantially all of the Company Assets are sold or otherwise disposed of by the Company or (z) the date that is 90 days following the date any other event of dissolution occurs, and in the following order:

(i) First, to the creditors of the Company;

(ii) Second, to setting up the reserves that the liquidating trustee may deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Company; and

(iii) Finally, in the manner provided in Section 6.6, as applicable.

          (c) The liquidating trustee shall comply with any requirements of the Act or other applicable law, except as modified by this Agreement in the manner permitted by the Act, pertaining to the winding up of a limited liability company, at which time the Company shall stand liquidated.

     9.3 Liquidation of a Member’s Interest. Notwithstanding anything herein to the contrary, in the event of the liquidation of an Interest other than in connection with the liquidation of the Company, the Company shall distribute to such Member (the “Liquidating Member”) in liquidation of its interest cash or other assets with an aggregate value equal to the positive balance in the Liquidating Member’s Capital Account, as adjusted to reflect all allocations to the Liquidating Member as provided in this Section 9.3 and in Article VI hereof. Immediately prior to the distribution described in the preceding sentence, a liquidating trustee, appointed as provided in Section 9.2, shall determine the fair market value of the Company Assets by such reasonable methods of valuation as it may adopt, and all Members’Capital Accounts shall be charged or credited, as the case may be, as if such assets had been sold at such fair market value and the net gain or net loss recognized thereby had been allocated to and among the Members in accordance with Section 6.2 above. The adjustment described in this Section 9.3 shall take place on or before the later of (i) the end of the taxable year of the Company in which the liquidation occurs or (ii) 90 days after the date of such liquidation.

ARTICLE X

COMPENSATION AND FEES

     10.1 Management Fee. The Company shall retain the Development Manager to perform the services of development manager under the Development Management Agreement and shall pay to Development Manager the fees provided therein.

     10.2 Reimbursement of Expenses. The Company shall pay to the Manager, as and when requested, the amounts necessary to reimburse the Manager for the direct third-party out-of-pocket expenses actually incurred by it in administering the Company hereunder as set forth in the Development Plan or any Annual Plan.

ARTICLE XI

BUY-SELL PROCEDURES/FORCED SALE

     11.1 Buy-Sell Right. (a)  At any time during the Buy-Sell Period, either GVI, on the one hand, or BMDC, on the other hand (the actual Member giving such notice being herein called the “Electing Member”), shall have the option (“Buy-Sell Right”) to cause to occur the buy-sell rights under this Article XI by giving written notice thereof to the other Member (the Member receiving such notice being herein called the “Non-Electing Member”).

          (b) No notice may be given by any Member at any time that the exercise thereof would constitute a default with respect to any indebtedness of the Company secured by a lien on the Project (unless the holder thereof has theretofore waived such default or the Electing Member in its notice states such indebtedness will be paid in full and demonstrates it has the financial means to do so) or under any lease or other agreement to which the Company is a party or by which it or its assets are bound and which lease or other document was approved by the Members.

          (c) If the Buy-Sell Right is exercised, then the Electing Member, in its notice of exercise, shall set forth an all-cash price for the entire Project and other assets (except cash) of the Company (“Price”), taking into account (but not reduced by) all liens, debts and other then-existing liabilities as reflected on the most recent financial statements for the Company and taking into account Section 11.3(iii) below. The Non-Electing Member shall then decide whether (i) the Electing Member will buy the Interest of the Non-Electing Member, or (ii) the Non-Electing Member will buy the Interest of the Electing Member in the Company. If the Non-Electing Member does not give to the Electing Member written notice selecting (i) or (ii) within ninety (90) days after the Electing Member gives notice of exercising the Buy-Sell Right, then the Electing Member may either withdraw its exercise of the Buy-Sell Right or at any time thereafter give written notice of such failure (“Failure Notice”) to the Non-Electing Member and, if the Non-Electing Member has not elected (i) or (ii) within ten (10) days after delivery of such Failure Notice, then the Non-Electing Member will be deemed to have selected (i). Within ninety (90) days (or eighty (80) days in the event a Failure Notice is delivered) after the determination of whether the Electing Member or the Non-Electing Member will buy under (i) or (ii), the Members shall complete such purchase and sale. The price (the “Closing Sum”) the Electing Member under (i) or the Non-Electing Member under (ii) shall pay such non-purchasing Member is the sum the non-purchasing Member would have received under this Agreement if the Project and other assets of the Company (except cash) had been sold for the Price; provided, however, that the expenses of sale shall be disregarded in computing the amount distributable pursuant to Article VI hereof. Subject to the preceding provisions of this Section 11.1, the Buy-Sell Right may be exercised at any time. During the pendency of proceedings under this Article XI, no Member shall make any Transfer of its Interest other than pursuant to the Buy-Sell Right that instituted such proceedings.

     11.2 Forced Sale.

          (a) In addition to the rights of the parties with respect to the Buy-Sell provisions of Section 11.1 above, at any time after the Buy-Sell Period and subject to Section 11.2(i), either Member (the actual Member initiating a Forced Sale being herein called the “Initiating Member”) shall have the right (the “Forced Sale Right”) to require a sale of the Project by the Company pursuant to the provisions of this Section 11.2 (herein called a “Forced Sale”). The Initiating Member may initiate the Forced Sale by giving a written notice (a “Forced Sale Notice”) signed by the Initiating Member to the other Member (the “Receiving Member”).

          (b) The Forced Sale Notice shall specify (i) the Initiating Member’s determination of the all-cash price for the entire Project and other assets of the Company (except cash), taking into account, but not reduced by, all liens, debts and other then-existing liabilities as reflected on the most recent financial statements for the Company (the “Forced Sale Price”), (ii) allocation of closing costs, and (iii) such other material economic terms of such sale as the Initiating Member may propose to the Receiving Member; provided, however, that the terms of such sale must (A) provide for an “as is“sale as of the time the Forced Sale Notice is given, (B) provide for expiration of any representations or warranties (other than a special warranty of title) not more than one (1) year following the closing, (C) provide for closing within 100 days of the date a contract is signed and (D) be subject to no contingencies other than customary due diligence contingencies, such as review of title, survey and environmental matters; provided, however, that acceptable contingencies shall not include those based on further completion of the Project, occupancy, sale or rental achievement.

          (c) The Receiving Member shall have the right, exercisable by delivery of notice in writing (referred to herein as an “Election”) to the Initiating Member within ninety (90) calendar days from the date of receipt by the Receiving Member of the Forced Sale Notice (referred to herein as the “Election Date”), to notify the Initiating Member either:

(i) That the Receiving Member is agreeable to the sale of the Project by the Company for a price not less than 90% of the Forced Sale Price set forth in the Forced Sale Notice and on other terms no less favorable to the Company than those set forth in the Forced Sale Notice; provided, however, that neither the Member nor any of its Affiliates shall qualify as a purchaser under this clause (i) without the written consent of the Initiating Member in its sole discretion; or

(ii) That the Receiving Member elects to buy the Interest of the Initiating Member for a cash purchase price equal to the Initiating Member’s Forced Sale Value (as defined in subparagraph (e) below).

In the event the Receiving Member fails to give the Initiating Member written notice of the Receiving Member’s Election on or before the Election Date, the Initiating Member may either withdraw its Forced Sale Notice or shall give the Receiving Member a final written notice stating that the Election Date has occurred. In the event the Receiving Member fails to give the Initiating Member written notice of the Receiving Member’s Election within ten (10) days following the Receiving Member’s receipt of such final notice, the Receiving Member shall be deemed to have made an Election to agree to sell under Section 11.2(c)(i) above.

          (d) In the event of an Election pursuant to Section 11.2(c)(i) above, the agreement to such sale between the Members shall be binding for six months following the date of such election (or deemed election) by the Receiving Member. During such six-month period the Company (and the Members) shall cooperate in good faith to effect such sale by a contract to be executed within such period with closing to occur not later than one hundred (100) days following the date of the execution of the contract of sale. In the event the Initiating Member is not the Manager and is dissatisfied with the marketing efforts undertaken by the Manager to complete the sale of the Project, the Initiating Member may give the Manager written notice of such dissatisfaction, together with a description in reasonable detail of the deficiencies observed and suggestions for resolving the same. In the event such deficiencies have not been rectified within 30 days following the date of such notice, then the Initiating Member shall have the right to act on behalf of the Company in the place of Manager in connection with such sale for the duration of such six-month period and, if applicable, 100-day period prior to closing. In the event that such sale is not consummated as contemplated thereby, the Company shall, at the direction of both Members, exercise any remedies or rights, or satisfy any liabilities, the Company may have with respect thereto, and the Members shall be restored to the status quo ante under this Agreement. The failure of either Member to close or the failure of either Member to cooperate with the effort to sell or to cause the closing to occur once the Project is subject to a contract of sale as required by this Section 11.2(d) shall constitute a Defaulting Event hereunder.

          (e) As used herein, a Member’s “Forced Sale Value” shall be equal to the sum the Member would have been entitled to receive had the sale of the Project been closed and consummated on the terms of the Forced Sale Notice and the Company thereafter liquidated in the manner provided in Article IX hereof, assuming the prior allocation of any Net Income or Net Loss in accordance with the terms of this Agreement which would have been recognized by the Company in connection with any sale of the Project for an amount equal to the purchase price provided for in the Forced Sale Notice.

          (f) If the Receiving Member agrees or is deemed to have agreed to the sale to a third party pursuant to Section 11.2(c)(i) above, and no such third-party sale is consummated within 180 days following the date of the Receiving Member’s Election or deemed Election, the requirement to sell the Project shall lapse and be of no further force and effect, until and unless a new Forced Sale Notice is given as herein provided.

          (g) Closing pursuant to an exercise under Section 11.2(c)(ii) shall be held on or before the date set forth in the Forced Sale Notice.

          (h) Subject to the provisions of this Section 11.2 and Section 11.8, a Forced Sale may be instituted at any time.

          (i) BMDC shall not have the right to be an Initiating Member unless, based on the Forced Sale Price, BMDC would have a positive amount of Forced Sale Value.

     11.3 Closing. The closing of the purchasing Member’s purchase of the other Member’s Interest pursuant to Section 11.1 or Section 11.2(c)(ii), as applicable, shall be held at the principal office of the Company, at 10 a.m., local time, on such business day within the applicable period for completing the purchase and sale referred to in Section 11.1 or 11.2 hereof as the purchasing Member may select (provided that the purchasing Member shall give to the Company and to the non-purchasing Member notice of such selected date at least ten (10) days prior thereto), or if the purchasing Member shall not select a date for such closing, then on the last day for closing under Section 11.1 or 11.2 (or if such last day shall not be a regular business day, then on the next business day following such last day) (the “Closing Date”). Notwithstanding the foregoing, the purchasing Member may at any time upon not less than ten (10) days’written notice set a revised Closing Date so long as it is earlier than the original Closing Date. Pending the closing, Manager shall cause the business of the Company to be conducted in the ordinary course and shall not pay or incur any costs, expenses or obligations or accelerate or defer the receipt of any revenues in such a way as to cause the Company Available Cash Flow that is to be distributed on the Closing Date as provided in clause (iii) below or the operating expenses or Company liabilities as of the Closing Date to be materially different from what such would have been as of such date in the absence of the purchase and sale pursuant to this Article XI. At the closing,

(i) the purchasing Member shall pay to the selling Member the difference between (A) the sum of the selling Member’s share of the Company’s income prorated to the Closing Date and (1) the Closing Sum in the event of a Buy-Sell or (2) the Initiating Member’s Forced Sale Value in the event of an election pursuant to Section 11.2(c)(ii), as applicable, and (B) the selling Member’s share of the Company’s expenses prorated to the Closing Date, in cash or by wire transfer of immediately available U.S. funds completed prior to 2 p.m. local time on the Closing Date. All costs and expenses incurred in connection with any closing pursuant to Section 11.1 shall be paid by the Member incurring such costs, and no deductions shall be made from the Closing Sum for deemed closing costs (other than any applicable state or local transfer taxes that would be imposed upon the transfer of the Project). All out-of-pocket costs and expenses incurred by GVI or BMDC in connection with any closing pursuant to Section 11.2(c)(ii) shall be paid as set forth in the Forced Sale Notice, and the amount payable by the purchasing Member shall be adjusted accordingly.

(ii) the non-purchasing Member shall assign to the purchasing Member or its or their nominees or assignees, with title covenants of general warranty, the entire Company Interest of the non-purchasing Member, free and clear of all liens, claims and encumbrances (or, in lieu thereof, the purchasing Member may elect to have the Company convey to it all assets of the Company through appropriate deeds, assignments of leases and the like). Additionally, at the request of the purchasing Member, in order to confirm record title to the assets of the Company, the non-purchasing Member shall convey and transfer to the purchasing Member or its nominee or assignee, by quit claim deed and bill of sale, the entire right, title and interest of the non-purchasing Member in and to all assets of the Company;

(iii) there shall be a distribution to the Members of all Company Available Cash Flow in accordance with Section 6.6 hereof, as applicable determined as of the Closing Date; and

(iv) the non-purchasing Member and the purchasing Member shall execute and deliver such other documents as may be reasonably necessary to carry out such transaction.

     11.4 Default by Purchasing Member. In the event that the purchasing Member shall default in its obligation to consummate the purchase contemplated by Section 11.1 or Section 12.2(c)(ii) and such failure continues for more than five business days following written notice thereof, then the non-purchasing Member shall, at its option, have the right to (i) (x) in the case of a Buy-Sell pursuant to Section 11.1, become the purchasing Member on the same terms and provisions as were applicable to the purchase that the Defaulting Member failed to close with a 10% discount on the amount payable or (y) in the case of an election pursuant to Section 11.2(c)(ii), elect to acquire the Defaulting Member’s Interest for an amount equal to 90% of the Defaulting Member’s Forced Sale Value (taking into account the adjustments set forth in the first partial sentence of Section 11.3(i)); or (ii) abandon the purchase and sale contemplated by this Article XI and carry forward as if the Buy-Sell Right or Forced Sale Right had not been exercised; or (iii) if it had not been the Electing Member with respect to the Buy-Sell Right or Forced Sale Right that the purchasing Member failed to consummate, then institute the Buy-Sell Right or Forced Sale Right itself; or (iv) pursue any other right or remedy at law or in equity (it being agreed the non-purchasing Member shall have the right to compel specific performance) against the purchasing Member. If the non-purchasing Member shall not have used one or more of the options described in the preceding clauses (i) through (iv) of this Section 11.4 within six (6) months after the default by the purchasing Member, then the non-purchasing Member shall be deemed to have elected option (ii); provided, however, that either Member shall thereafter be entitled to exercise a new Buy-Sell Right or Forced Sale Right, subject to the provisions of Section 11.1 or 11.2, as applicable. Except as provided in the preceding two sentences, the rights and remedies provided herein are cumulative, and the use of any one right or remedy by a Member shall not preclude or waive its right to use any or all of the other rights or remedies available to it.

     11.5 Default by Non-purchasing Member. In the event the non-purchasing Member shall default in its or their obligations to consummate the purchase contemplated by this Article XI, then the purchasing Member may (i) abandon the purchase and sale contemplated by this Article XI and proceed as if the Buy-Sell Right or Forced Sale Right or Put Right had not been exercised, (ii) enforce specific performance of the sale contemplated by this Article XI or (iii) exercise any remedy to which it may be entitled at law or in equity.

     11.6 Liability After Closing. From and after the consummation of any purchase and sale pursuant to this Article XI, (i) the non-purchasing Member or its Affiliates shall have no obligation or liability (except for title warranties) with respect to matters pertaining to the Company arising on and after the Closing Date, and the purchasing Member shall assume and be responsible for any such liabilities or obligations arising on and after the Closing Date as well as any obligations of the non-purchasing Member’s Affiliate under any indemnity or guaranty relating to the Project as to which the purchasing Member had written notice at the time of its decision to purchase, and (ii) the purchasing Member shall have no obligation or liability with respect to matters pertaining to the Interest so purchased arising prior to the Closing Date. The non-purchasing Member shall indemnify the purchasing Member from and against all of the non-purchasing Member’s obligations under this Agreement arising prior to the Closing with respect to the Interests being conveyed. The purchasing Member shall indemnify the non-purchasing Member from and against all such obligations arising on and after the Closing with respect to the Interests being conveyed.

     11.7 Limitation on Exercise. Notwithstanding anything herein to the contrary, no Forced Sale Right may be exercised until all periods for making elections and performing obligations under any previous Buy-Sell Right pursuant to Section 11.1 have elapsed (except for remedies described in Sections 11.4 and 11.5 above in the event of a default) and any ROFO obligations pursuant to Section 7.1.3 have elapsed. In addition, no Buy-Sell Right may be exercised and no ROFO may be made for a period of 90 days after the date a Forced Sale Notice is given pursuant to Section 11.2. Following the expiration of such 90-day period, either Member may exercise a Buy-Sell Right or a ROFO; provided, however, that no such exercise shall be permitted (i) if prior to such exercise of a Buy-Sell Right or a ROFO, a bona fide offer to purchase the Project on terms at least as favorable as contained in the Forced Sale Notice has been delivered to the Members and thereafter a contract is produced within 60 days from the date of such bona fide offer or (ii) following the Election by a Receiving Member under Section 11.2(c)(ii) (except as provided in Section 11.4).

     11.8 No Assignment. Neither Member may assign its rights and obligations under Section 11.1 or Section 11.2 to any third party (other than a successor to such Member’s interest), provided, however, that a Member may freely assign its right to receive a conveyance of all or part of an Interest by delivering notice of such assignment to the other Member.

     11.9 Release of Liability. Subject to Section 7.1 of this Agreement, in the event any Member shall sell its entire Interest (other than in a sale of the Project or the entire Interests of all Members), in compliance with the provisions of this Agreement without retaining any interest therein, directly or indirectly (unless such sale was made pursuant to Article VII), then the Selling Member shall be relieved of any further liability arising hereunder for events occurring from and after the date of such Transfer, and such Member and its Affiliates, as applicable, shall be released from any written indemnity or guaranty obligations relating to the Project as to which the purchasing Member had notice at the time of its decision to purchase.

ARTICLE XII

DEFAULTING EVENT REMEDIES

     12.1 Election to Purchase Defaulting Member’s Interest. In the event that a Member becomes a Defaulting Member (for purposes of this Article XII only, the term “Defaulting Member” shall refer only to a Member who committed a Defaulting Event or a Monetary Default under Article III) the non-defaulting Member shall have the option to purchase the Interest of the Defaulting Member in the Company, with any such election to be made by the non-defaulting Member giving notice of such election to the Defaulting Member within 30 days after the non-defaulting Member first discovers that the other Member has become a Defaulting Member (and so notifies the Defaulting Member in writing).

     12.2 Purchase Price of Defaulting Member’s Interest. If either Member becomes a Defaulting Member, in the event that the non-defaulting Member elects under Section 12.1 to purchase the Defaulting Member’s Interest, the purchase price of such Interest shall be 90% of the amount that the Defaulting Member would have received under Section 11.1 if the Price equaled the fair market value of the Project (taking into account the adjustments set forth in the first partial sentence of Section 11.3(i)); provided, however, that the non-defaulting Member shall receive a credit against such purchase price in the amount of any delinquent Capital Contributions due from the Defaulting Member and any expenses of closing such purchase. In the event that the non-defaulting Member elects under Section 12.1 to purchase the Defaulting Member’s Interest, then the Company shall not make any distributions on or before the closing of the purchase of such Interest, and any such distributions which would have been made to the Defaulting Member shall be distributed to the non-defaulting Member on or after the closing. In the event the Members are unable to agree upon the fair market value of the Project within thirty (30) days following the notice given by the non-defaulting Member pursuant to Section 12.1, then FMV of the Project shall be determined. The closing shall be held on a date selected by the non-defaulting Member within 10 business days after the purchase price of the Defaulting Member’s Interest has been determined.

     12.3 Suspension of Rights. In addition to all other remedies provided hereunder, except as expressly provided in the Act and except for the Defaulting Member Approval Rights, whenever the vote, consent or decision of the taking of any action of a Member or of the Members is required or permitted pursuant to this Agreement other than pursuant to Section 4.8, any Defaulting Member (and its successors) shall not be entitled to participate in such vote or consent, or to make such decision or take such action, and such vote, consent or decision shall be tabulated or made as if such Defaulting Member (and its successors) were not a Member.

     12.4 Grant of Security Interest.

          (a) GVI hereby grants to the Company, as the secured party, a security interest in GVI’s Interest in the Company to secure its obligation to make Capital Contributions pursuant to Article III, and the Company shall have all rights available to a secured party under the Montana Uniform Commercial Code and the laws of the state of organization of GVI. A failure by GVI to make a Capital Contribution pursuant to Article III, which continues for 15 calendar days after written notice thereof, will be a default, and the Company, or the other Member on behalf of the Company, may exercise any remedies permitted by applicable law to enforce the Company’s security interests.

          (b) BMDC hereby grants to the Company, as the secured party under the Montana Uniform Commercial Code, a security interest in BMDC’s Interest in the Company to secure its obligation to make Capital Contributions pursuant to Article III, and the Company shall have all rights available to a secured party under the laws of the state of organization of BMDC. A failure by BMDC to make Capital Contributions pursuant to Article III, which continues for 15 calendar days after written notice thereof, will be a default, and the Company, or the other Member on behalf of the Company, may exercise any remedies permitted by applicable law to enforce the Company’s security interests.

          (c) Each Member hereby irrevocably appoints each other Member, the Company and the agents, officers or employees of any such party, as its attorneys in fact, coupled with an interest, with full power to prepare and execute any documents, instruments and agreements, and such financing, continuation statements, and other instruments and documents as may be appropriate to perfect, continue and enforce such security interests provided for in this Section 12.4.

     12.5 Remedies Exclusive. The option of the non-defaulting Member to purchase the Interest of the Defaulting Member under Section 12.1 and any rights or remedies which the non-defaulting Member or the Company may have under Section 3.5, Section 12.3 and Section 12.4 hereof against or with respect to such Defaulting Member shall be the exclusive remedy of the non-defaulting Member under this Article XII.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

     13.1 Entire Contract. This Agreement and its exhibits shall constitute the entire limited liability company contract between the parties and shall supersede all prior agreements and understandings regarding the subject matter hereof, and there are no other or further agreements outstanding not specifically mentioned herein; provided, however, that the parties may by agreement amend and supplement this Agreement in writing from time to time pursuant to Section 13.6 hereof.

     13.2 Notices. Any notice or demand provided for in or permitted under this Agreement shall be made in writing, and may be given or served by (i) delivering the same in person or by facsimile transmission to the party to be notified, or (ii) by depositing same with a reputable overnight courier service. Notice given in any manner shall be effective only if and when received by the party to be notified (or service is refused), but if notice is not received by 5:00 p.m. local time on a business day, such notice will be effective the next business day. For the purpose of notice, the address of the Members shall be, until changed as hereinafter provided, as follows:

If to Manager:	Robert E. Daniel, Jr.
Hines Interests Limited Partnership
426 East Main Street
Aspen, Colorado 81611
Fax No.: (970) 920-3829

With a copy to:	Bayard Dominick
Hines Interests Limited Partnership
3902 Big Mountain Road,
Whitefish, Montana 59937
Fax No.: (406) 862-1755

With a copy to:	Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002
Attention:Fred H. Dunlop
Fax No.: (713) 229-2873

If to BMDC:	Michael Collins
Big Mountain Development Corporation
The Big Mountain
P. O. Box 1400
Whitefish, Montana 59937
Fax No.: (406) 862-2955

42

and

Jami Phillips
Big Mountain Development Corporation
The Big Mountain
P. O. Box 1400
Whitefish, Montana 59937
Fax No.: (406) 862-2955

With a copy to:	Christensen, Moore, Cockrell, Cummings
& Axelberg, P.C.
Two Medicine Building
160 Heritage Way
P. O. Box 7370
Kalispell, Montana 59904-0370
Attention:Steven E. Cummings
Fax No.: (406) 756-6522

or to such other address as each Member may specify in a written notice to the other Member in accordance with this Section 13.2.

     Each Member shall have the right from time to time and at any time to change its respective address and each shall have the right to specify as its address any other address by at least fifteen (15) days’ written notice to the other Member. Each Member shall have the right from time to time to specify an additional party to whom notice hereunder must be given by delivering to the other party fifteen (15) days’ written notice thereof setting forth the address of such additional party; provided, however, that no Member shall have the right to designate more than one (1) such additional party. Notice required to be delivered hereunder to either Member shall not be deemed to be effective until the additional parties, if any, designated by such Member have been given notice in a manner deemed effective pursuant to the terms of this Section 13.2.

     13.3 Nature of Interest. The Interest of each Member in the Company is personal property.

     13.4 Execution in Counterparts. This Agreement may be executed in multiple counterparts, each to constitute an original, but all in the aggregate to constitute one agreement as executed.

     13.5 Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     13.6 Modification, Termination and Waiver. This Agreement may be modified, terminated or waived only by a writing signed by all of the Members.

     13.7 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

     13.8 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

     13.9 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and, except as otherwise provided herein, the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Except as otherwise provided herein, said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

     13.10 Waiver of Right to Partition. Each of the parties hereto irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to Company property.

     13.11 Heirs, Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors, and assigns.

     13.12 Governing Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

     13.13 Estoppel Certificates. Within fifteen (15) days following the request of any Member, each of the other Members shall execute estoppel certificates addressed to such parties as the requesting Member may specify, certifying to such Member’s actual knowledge without inquiry as to such facts, if true, with respect to this Agreement and the Company as the requesting Member may reasonably request.

     13.14 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law or as may be required to carry out the intent and purposes of this Agreement.

     13.15 Attorneys’Fees. If the Company or any Member commences an action against any Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, the prevailing party shall be entitled to reimbursement for its reasonable attorneys’fees and costs as fixed by the court.

     13.16 Captions. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

     13.17 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

     13.18 Recalculation of Interest. If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by a Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

     13.19 Confidentiality; Publicity. The Members agree that no Member shall issue any press release concerning formation of the Company or otherwise publicize the terms of this Agreement or the proposed terms of the acquisition by the Company of any assets, without the approval of the Members except as such publicity may be made in the course of normal reporting practices by a Member to its partners, shareholders or members or as otherwise required by law. Furthermore, the Members acknowledge their mutual desire to limit disclosure of the terms of this Agreement, any other agreements entered into in connection with the transactions contemplated hereby, and the parties shall use their good faith efforts to prevent disclosure thereof absent a reasonable business purpose for doing so (such as, by way of example and not by limitation, to demonstrate the financial strength of the Members to potential tenants); provided, however, that any Member may make disclosures if required to do so by applicable law or court order and to such parties attorneys, accountants and other professionals and to potential purchasers and lenders, who have a reasonable need to know such information. Neither Member shall at any time, either during or after the term of this Agreement, use for its own benefit and account (except as provided herein) or for the benefit and account of any other person or entity any tenant lists or financial information relating to the Project.

     13.20 Waiver of Jury Trial. EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

     13.21 General Exculpation. Notwithstanding any provision hereof to the contrary, in no circumstances shall a member, shareholder, partner, director, officer, employee or agent (“Special Party”) of a Member or of a Special Party of a Member hereto be personally liable for any of the obligations of a Member under this Agreement except to the extent, if any, provided in any separate agreement now or hereafter executed and delivered by such Special Party nor shall any Special Party of a Member be liable to any other Member (the other Members herein agreeing to indemnify such Special Party from and against any such liability) for any act or omission, negligent, tortious or otherwise, of such Special Party unless, in each case, the same results from fraud, Gross Negligence or willful or intentional misconduct by such Special Party.

     13.22 No Third-Party Beneficiaries. The provisions of this Agreement are for the exclusive benefit of the Members and their respective successors and permitted assigns and are not for the benefit of any other person or entity (including, without limitation, any tenants or purchasers of interests in the Project).

     13.23 No Consequential Damages. Notwithstanding anything herein to the contrary, in no event shall any Member be liable to any other Member for any special, consequential or punitive damages, other than those damages payable or paid to third parties.

     13.24 Exhibits. All Exhibits attached hereto are made a part hereof by this reference.

     13.25 Days. Unless otherwise stated, a day shall be deemed to mean a calendar day and a “business day” shall mean a day which is not a Saturday, Sunday or a holiday on which national banks in Montana, are closed for business. In the event the date for performance of any obligation hereunder falls on a day which is not a business day, then the date for performance hereunder shall be extended until the next business day.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

MANAGER:

GLACIER VILLAGE INVESTORS LLC,
a Delaware limited liability company

By: Hines Montana Development Limited Partnership,
a Texas limited partnership,
its Managing Member

By: Glacier Village Land Company, LLC,
a Delaware limited liability company,
its General Partner

By: Hines Interests Limited Partnership,
a Delaware limited partnership,
its sole member

By: Hines Holdings, Inc.,
a Texas corporation,
its General Partner

By:________________________________
Robert E. Daniel, Jr.
Vice President

BMDC:

BIG MOUNTAIN DEVELOPMENT CORPORATION,
a Montana corporation

By:_____________________________________________
Michael Collins
Chief Executive Officer

47

EXHIBIT A

PROJECT LAND DESCRIPTION

Lot 1 of Morning Eagle, according to the map or plat thereof on file and of record in the office of the Clerk and Recorder of Flathead County, Montana.

TOGETHER WITH easements for vehicular and pedestrian ingress and egress described in Access Easement recorded ___________, as Doc. No.__________, records of Flathead County, Montana over and across (i) the property identified as Road/Utility/Pedestrian Easement on the Plat of Kintla Lodge, according to the map or plat thereof on file and of record, recorded on January 14, 1999, as Doc. No. 1999-014-10450, records of Flathead County, Montana, (ii) the property identified as 60’ Private Road and Utility Easement to Connect to Big Mountain Road on said Plat of Kintla Lodge and (iii) the property described as Kintla Easement Area in said Access Easement.

A-1

EXHIBIT B

FAIR MARKET VALUE PROCEDURE

     “Fair Market Value” or FMV shall mean the fair market value of the Project determined pursuant to the following appraisal or arbitration procedure:

          (a) “Fair Market Value” shall mean the price a willing buyer would pay and a willing seller would accept for the Project taking into consideration the location, quality and age of the Project and any other relevant term or condition in making such evaluation.

          (b) If the parties are unable to agree in writing upon the Fair Market value within thirty (30) days after a Member requests such determination, Morning Eagle and BMDC shall each, within twenty (20) days of the expiration of such thirty (30) day period, appoint a licensed commercial real estate appraiser (a “Party Appraiser”) with at least ten (10) years experience, who is a member of M.A.I., experienced in commercial and residential real estate appraisals in Montana, and shall notify the other Party in writing in accordance with the notice provisions of this Agreement of the name of such real estate appraiser. Each Party Appraiser shall as soon as reasonably possible and in all events, within sixty (60) days of their appointment, independently appraise the value of the Project for the Fair Market Value, considering the items set forth in the definition of Fair Market Value in subsection (a) above (a “Party Appraisal”).

          (c) If the two (2) Party Appraisals are equal, then such value shall be considered the Fair Market Value for purposes of this Agreement. By written communication delivered within five (5) days after the Party Appraisers’completion of the Party Appraisals, the Party Appraisers shall notify both GVI and BMDC of their findings.

          (d) If the two (2) Party Appraisals are not equal, then the Party Appraisers shall by agreement between them within ten (10) days of the delivery of the last of the Party Appraisals, appoint a third real estate appraiser (the “Independent Appraiser”), who shall also meet the qualifications as set forth in this subsection (b) for the Party Appraisers. If the Party Appraisers fail to agree on the an Independent Appraiser within twenty (20) days of the delivery of the last of the Party Appraisals, either GVI or BMDC may petition (within ten (10) days of the expiration of the foregoing twenty (20) day period the American Arbitration Association to designate an independent appraiser so qualified (also, the “Independent Appraiser”). Once selected or appointed, the Independent Appraiser shall then appraise the value of the Project for the Fair Market Value (considering the items set forth in the definition of Fair Market Value set forth in subsection (a) above) within thirty (30) days of his or her selection/appointment (the “Independent Appraisal”). The Independent Appraiser shall choose the Party Appraisal that is most near in value to the Independent Appraisal. The Party Appraisal so selected by the Independent Appraiser shall be the Fair Market Value for purposes of this Agreement. By written communication delivered within five (5) days after the Independent Appraiser’s completion of his or her selection, the Independent Appraiser shall notify both GVI and BMDC of his or her findings.

B-1

          (e) The costs and expenses associated with the determination of the Fair Market Value by said Independent Appraiser (if applicable) shall be borne equally by GVI and BMDC and otherwise GVI and BMDC shall each be responsible for the costs and expenses of the Party Appraiser which GVI or BMDC (respectively) selected.

B-2